Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

DATED AS OF APRIL 3, 2017

AMONG

VELVAC HOLDINGS, INC.,

THE SECURITYHOLDERS OF VELVAC HOLDINGS, INC.

AND

THE EASTERN COMPANY

AND

PROSPECT PARTNERS II, L.P., AS SELLER REPRESENTATIVE

This document is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, unless and until the duly authorized and approved execution of this document by the parties and the delivery of an executed copy hereof by each of the parties to all other parties.

i

TABLE OF SCHEDULES

Schedule 1.03(a)                                      Closing Working Capital
Schedule 1.07(a)                                      Qualified Products
Schedule 2.02(a)                                      Organization; Authority; Officers and Directors
Schedule 2.02(b)                                      Consents and Approvals
Schedule 2.02(d)                                      Capitalization
Schedule 2.02(e)                                      Financial Statements
Schedule 2.02(f)                                       Permitted Liens
Schedule 2.02(g)                                      Insurance
Schedule 2.02(h)                                      Taxes
Schedule 2.02(i)                                        Conduct of Business
Schedule 2.02(j)                                        Material Contracts
Schedule 2.02(l)                                        Employee Benefits
Schedule 2.02(m)                                      Employees
Schedule 2.02(n)                                       Litigation and Claims
Schedule 2.02(q)                                       Environmental Matters
Schedule 2.02(r)                                        Real Estate
Schedule 2.02(s)                                       Intellectual Property
Schedule 2.02(t)                                        Related Party Transactions
Schedule 2.02(u)                                       Customers and Suppliers
Schedule 2.02(x)                                       Warranty and Product Liability
Schedule 2.02(y)                                       WARN Act
Schedule 4.02(g)                                       Indebtedness

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of April 3, 2017, among Velvac Holdings, Inc., a Delaware corporation (the “Company”), the stockholders of the Company (each, a “Stockholder” and collectively, the “Stockholders”), the optionholders of the Company (each, an “Optionholder” and collectively, the “Optionholders”, and together with the Stockholders, “Sellers”), Prospect Partners II, L.P., a Delaware limited partnership, in its capacity as Seller Representative (the “Seller Representative”) and The Eastern Company, a Connecticut corporation (“Purchaser”).

R E C I T A L S

WHEREAS, Sellers collectively own all of the issued and outstanding capital stock of the Company, which consists of (i) Three Thousand Five Hundred and Ninety-Four and 609/1000 (3,594.609) shares of 13% Cumulative Preferred Stock, par value $0.001 per share (“Preferred Shares”), (ii) One Million Two Hundred Fifty-Three Thousand Two Hundred and Seventy-Three (1,253,273) shares of Common Stock, par value $0.001 per share (“Common Shares”, and together with the Preferred Shares, the “Shares”), and (iii) the options to acquire Sixty-Six Thousand Two Hundred and Fifty (66,250) shares of common stock pursuant to the 2005 Nonqualified Stock Option Plan, effective as of November 8, 2005, as amended (the “Options”, and together with the Shares, the “Securities”).

WHEREAS, the Company owns all of the outstanding capital stock of Velvac Incorporated, a Delaware corporation (“Velvac”).

WHEREAS, Velvac owns all of the outstanding equity securities of Road-iQ, LLC, a Delaware limited liability company (“Road-iQ”) and Velvac International, Inc., a Delaware corporation (“Velvac International”), and Velvac International and Velvac own all of the outstanding equity securities of Velvac de Reynosa, S de R.L. de C.V., a limited liability company organized under the laws of Mexico (“Reynosa”) (each of Velvac, Road-iQ, Velvac International and Reynosa, a “Subsidiary” and collectively, the “Subsidiaries”).

WHEREAS, for sake of clarity, Prospect is executing this Agreement both in its individual capacity as a Seller, and its capacity as Seller Representative.

WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, the Securities.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF SECURITIES;
CLOSING AND MANNER OF PAYMENT

Section 1.01 Preferred Shares; Common Shares

.  On the terms and subject to the conditions contained in this Agreement, on the Closing Date and effective as of Closing, each Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and accept from each Seller, in each case free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, Liens, transfer restrictions and other encumbrances (“Securities Lien”), except any transfer restrictions imposed by applicable Laws:

(a) all Preferred Shares, if any, owned by such Seller, and good and marketable title thereto, in consideration of an amount in cash (payable in accordance with Section 1.04 and Section 1.05 and which Seller, for the sake of clarity, is also a Preferred Stockholder) equal to the sum of (i) the product of (A) the number of Preferred Shares owned by such Seller immediately prior to Closing and (B) One Thousand Dollars ($1,000) plus (ii) the amount of accrued but unpaid dividends with respect to the Preferred Shares owned by such Seller as set forth in a schedule delivered to Purchaser by the Seller Representative at least three (3) Business Days prior to Closing (the sum of clauses (i) and (ii) above in the aggregate for all Preferred Shares, the “Preferred Share Value”); and

(b) all Common Shares owned by such Seller, and good and marketable title thereto, in consideration of (i) an amount in cash (payable in accordance with Section 1.04 and Section 1.05 and which Seller, for the sake of clarity, is also a Common Stockholder) equal to the product of (A) the number of Common Shares owned by such Seller immediately prior to Closing and (B) the Common Per Share Amount and (ii) such Seller’s portion of the Milestone Payments payable to the Seller Representative pursuant to Section 1.07.

Section 1.02 Options

.  Effective immediately prior to Closing, each Option outstanding shall be and hereby is fully vested and cancelled.  In consideration therefor, in addition to such Seller’s portion of the Milestone Payments payable to the Seller Representative pursuant to Section 1.07, as of Closing, each Optionholder shall have the right to receive in respect of his Option an amount in cash (with respect to each Optionholder, an “Option Amount”) equal to (a)  the product of (i) the Fully Diluted Common Share Price times (ii) the number of Common Shares subject to such Option immediately prior to Closing (after giving effect to such full vesting) (“Option Shares”) minus (b) the aggregate exercise price for such Option Shares under such Option.  The Company shall be entitled to withhold and deduct from the aggregate Option Amounts otherwise payable to Optionholders pursuant to this Agreement such amounts that the Company is required to withhold under the Code or any other provision of Tax Laws.  To the extent so withheld and deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Optionholder.  The amounts owed by the Company to Optionholders for their cancelled Options under this Section 1.02 shall be paid to such Optionholders in accordance with Section 1.04, Section 1.05, Section 1.07 and Section 5.05.

Section 1.03 Calculation of the Aggregate Purchase Price.

(a) Subject to adjustment pursuant to Section 1.04 and Section 1.05 hereof, the aggregate purchase price for all of the Securities being purchased ((i) through (v) below, the “Aggregate Purchase Price”) shall be equal to:

(i) Thirty Nine Million Five Hundred Thousand Dollars ($39,500,000);

(ii) plus the aggregate amount of Cash Equivalents;

(iii) plus the amount by which the Closing Working Capital exceeds the Target Working Capital or minus the amount by which the Target Working Capital exceeds the Closing Working Capital;

(iv) minus the aggregate amount of Indebtedness; and

(v) minus the aggregate amount of Transaction Expenses.

(b) For the avoidance of doubt, no liability shall be treated as both a Transaction Expense and Indebtedness.

(c) When used in this Agreement, the term “Estimated Closing Date Payments” shall mean the aggregate amount as of the Closing Date as estimated pursuant to Section 1.04, of the Estimated Aggregate Purchase Price, plus the aggregate amount of Indebtedness as estimated on the Indebtedness Listing and plus the aggregate amount of Transaction Expenses as estimated on the Transaction Expense Listing.  For avoidance of doubt, “Estimated Closing Date Payments” shall not include any Milestone Payments.

Section 1.04 Manner of Payment of the Aggregate Purchase Price and Other Payments.

At least three (3) Business Days prior to the Closing Date,  the Company shall have delivered in writing to Purchaser (a) its good faith estimate as of such date of each of (i) the Aggregate Purchase Price (the “Estimated Aggregate Purchase Price”) based upon the most recent reasonably ascertainable consolidated financial information of the Company and the Subsidiaries (which estimate shall set forth the various components of the Aggregate Purchase Price as set forth in Section 1.03(a) including the amounts set forth in the Transaction Expense Listing and Cash Equivalent Listing described below), (ii) the aggregate Common Per Share Amount in respect of all Common Shares and (iii) aggregate Option Amounts in respect of all Options outstanding as of immediately prior to Closing (the “Estimated Aggregate Option Amount”), (b) a listing of all of the Transaction Expenses, identifying the name and address of each payee to whom such Transaction Expenses are to be paid, the dollar amount of such Transaction Expenses to be paid to such payee, and such payee’s wiring instructions for payment (the “Transaction Expense Listing”), (c) the amount of Cash Equivalents (the “Cash Equivalent Listing”) and (d) a listing of the Indebtedness to be paid pursuant to Section 1.04(b) (the “Indebtedness Listing”).  For purposes of this Section 1.04, the term “Company” shall include the Company and the Subsidiaries on a consolidated financial basis.  At the Closing, Purchaser shall:

(a) deposit with Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”) (i) an amount equal to Five Hundred Eighteen Thousand Eight Hundred Dollars ($518,800) (the “Working Capital Escrow Amount”) and (ii) an amount equal to Three Hundred Ninety-Five Thousand Dollars ($395,000) (the “Indemnity Escrow Amount” and, together with the Working Capital Escrow Amount, the “Escrow Amount”), with such funds to be kept in two segregated interest-bearing accounts (the “Escrow Account”) designated by the Escrow Agent in accordance with the terms of the escrow agreement (the “Escrow Agreement”) as security for amounts payable to Purchaser pursuant Section 1.05 and for amounts payable to Purchaser pursuant to the indemnification obligations contained in Article VI;

(b) pay, on behalf of the Company, in accordance with the Pay-Off Letters, all Indebtedness of the Company by wire transfer of immediately available funds;

(c) pay in full all of the Transaction Expenses set forth in the Transaction Expense Listing as well as the full premium payable for the R&W Insurance Policy, by wire transfer of immediately available funds to the account(s) designated by each person to whom such Transaction Expenses are to be paid; provided, however, if wiring instructions for such person are not included in the Transaction Expense Listing, then such payment may be made by Purchaser’s check mailed to such person at the address set forth in the Transaction Expense Listing;

(d) pay by wire transfer of immediately available funds pursuant to instructions furnished by the Seller Representative (for the benefit of Sellers) prior to the Closing, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Administrative Account Amount”);

(e) pay by wire transfer of immediately available funds pursuant to instructions furnished by the Seller Representative (for the benefit of the Preferred Stockholders, in respect of their Preferred Shares) prior to the Closing, an amount equal to the aggregate Preferred Share Value of all shares of Preferred Stock outstanding as of immediately prior to, and delivered at, Closing;

(f) pay by wire transfer of immediately available funds pursuant to instructions furnished by the Seller Representative (for the benefit of the Common Stockholders in respect of their Common Shares delivered at Closing) prior to the Closing an amount equal to (i) the Estimated Aggregate Purchase Price, minus (ii) the amount described in Section 1.04(e); minus (iii) 94.9792% of the Escrow Amount, minus (iv) the Estimated Aggregate Option Amount, minus (v) 94.9792% of the Administrative Account Amount; and

(g) pay to the Company by wire transfer of immediately available funds pursuant to instructions furnished by the Seller Representative an amount equal to (i) the Estimated Aggregate Option Amount in respect of the Option Shares, minus (ii) 5.0208% of the Escrow

Amount, minus (iii) 5.0208% of the Administrative Account Amount; and promptly thereafter (and in no event later than the next regular payroll period), Purchaser shall cause the Company to issue a check or make a wire transfer to each Optionholder for its applicable share of the amount so delivered to the Company under this paragraph (g), less applicable withholding.

(h) For avoidance of doubt, the aggregate amount set forth in this Section 1.04 being paid by Purchaser on the Closing Date shall equal the Estimated Closing Date Payments.

(i) In addition, for avoidance of doubt, the Milestone Payments shall be paid to the Common Stockholders and the Optionholders after the Closing in accordance with Section 1.07.

Section 1.05 Aggregate Purchase Price Adjustments.

(a) As promptly as possible, but in any event within seventy (70) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Seller Representative a statement (the “Closing Statement,” and the date on which the Closing Statement is delivered to the Seller Representative, the “Delivery Date”) setting forth Purchaser’s calculation of the amount of the Cash Equivalents, Indebtedness, Transaction Expenses (including any of those which were not paid as of the Closing pursuant to Section 1.04(c)), Closing Working Capital, the Aggregate Purchase Price and the adjustment necessary to reconcile the Estimated Aggregate Purchase Price to the Aggregate Purchase Price.  The Closing Statement shall be prepared in a manner consistent with the Accounting Principles and in accordance with the provisions of this Agreement.  In preparing the Closing Statement:  (x) any and all effects on the assets or liabilities of the Company of any distributions, financing or refinancing arrangements entered into by Purchaser or by the Company on or after the Closing Date or any other transaction entered into by Purchaser or by the Company on or after the Closing Date in connection with the consummation of the transactions contemplated by this Agreement shall be entirely disregarded; (y) it shall be assumed that the Company and its lines of business shall be continued as a going concern; and (z) there shall not be taken into account any of the plans, transactions or changes that Purchaser intends to initiate or make or cause to be initiated or made on or after the Closing Date with respect to the Company or its businesses or assets, or any facts or circumstances that are unique or particular to Purchaser or any assets or liabilities of Purchaser, or any obligation for the payment of the Aggregate Purchase Price hereunder.

(b) During the Dispute Period (as defined below) and thereafter until resolution of the Final Aggregate Purchase Price, Purchaser shall, and shall cause the Company to, provide the Seller Representative (and its representatives) with reasonable access during normal business hours to the books, records, supporting data, facilities and personnel of the Company for purposes of the Seller Representative’s review of the Closing Statement and reasonably cooperate with the Seller Representative (and its representatives) in connection with such review.

(c) The Seller Representative shall have forty-five (45) days following the Delivery Date (the “Dispute Period”) to review the Closing Statement.  If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to Purchaser a statement setting forth its objections thereto (a “Dispute Notice”), which shall identify in reasonable detail those items and amounts set forth on the Closing Statement to which the Seller Representative objects and the Seller Representative’s basis for such objection (the “Disputed Items”).  If a Dispute Notice is not delivered to Purchaser during the Dispute Period, the Closing Statement as prepared by Purchaser shall be deemed accepted and agreed to by the Seller Representative and shall be final, binding and non-appealable by the parties hereto.  If the Seller Representative delivers a Dispute Notice to Purchaser, Purchaser and the Seller Representative shall attempt to resolve the Disputed Items within thirty (30) days following the date of delivery of the Dispute Notice. If Purchaser and Seller Representative reach an agreement as to the final determination of the Closing Statement and the resulting Aggregate Purchase Price, the Aggregate Purchase Price so agreed to shall be deemed final and binding upon the parties and enforceable by a court of competent jurisdiction. If Purchaser and the Seller Representative are unable to resolve any Disputed Item within such thirty (30) day period, Purchaser and the Seller Representative shall mutually engage and submit such Disputed Item to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, Blum, Shapiro & Company, P.C. or, if such firm is not available or unwilling to accept such engagement, such other impartial nationally recognized  independent certified public accounting firm mutually acceptable to Purchaser and the Seller Representative (the “Independent Accountant”).  The proposed Aggregate Purchase Price reflected in Purchaser’s submission to the Independent Accountant may not be lower than the amount reflected by Purchaser in its Closing Statement delivered pursuant to clause (a) above, and the proposed Aggregate Purchase Price reflected in Seller Representative’s submission to the Independent Accountant may not be higher than the amount reflected in its initial Dispute Notice delivered pursuant to this clause (c). Prior to such engagement, the Independent Accountant shall confirm to Purchaser and the Seller Representative as to its independence with respect to such engagement.  Purchaser and the Seller Representative shall use their respective commercially reasonable efforts to promptly engage the Independent Accountant and to cause the Independent Accountant to resolve any Disputed Items as soon as practicable, but in any event within thirty (30) days (or such other period of time as Purchaser and Seller Representative shall agree) after engagement by Purchaser and the Seller Representative, and to set forth in a written statement its final determination of the Closing Statement and the resulting Aggregate Purchase Price based upon its resolution of such Disputed Items and the items and amounts with respect to the Closing Statement that were not Disputed Items.  The Independent Accountant shall review the written submissions of Purchaser and the Seller Representative and base its determination solely on such submissions.  In resolving any Disputed Item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party in its submissions to the Independent Accountant.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The decision of the Independent Accountant shall be deemed final and binding upon the parties and enforceable by a court of competent jurisdiction.  Each party shall bear its own costs and expenses in connection with the resolution of such Disputed Items by the Independent Accountant.  The fees and expenses of the Independent Accountant shall be allocated between Purchaser and Sellers so that the amount of fees and expenses paid by Sellers (with the remainder of such amount being paid by Purchaser) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is an amount equal to the amount of the Aggregate Purchase Price as submitted by the Seller Representative to the Independent Accountant minus the amount of the Aggregate Purchase Price as so determined by the Independent Accountant and the denominator of which is equal to the amount of the Aggregate Purchase Price as submitted by the Seller Representative to the Independent Accountant minus the amount of the Aggregate Purchase Price as submitted by Purchaser to the Independent Accountant.

(d) If the Aggregate Purchase Price, based upon the final determination pursuant to Section 1.05(a) and Section 1.05(c) (the “Final Aggregate Purchase Price”), exceeds the Estimated Aggregate Purchase Price (such excess, the “Upward Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the determination of the Final Aggregate Purchase Price), Purchaser shall (i) cause the Company to pay each Optionholder, in respect of his or her Options, such Optionholder’s Percentage Share of the Upward Adjustment Amount less applicable withholding and (ii) pay the remaining balance of the Upward Adjustment Amount pursuant to instructions furnished by the Seller Representative (for the benefit of the Common Stockholders in respect of their Common Shares), and Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay from the balance of the Working Capital Escrow Amount (plus all earnings thereon) in the Escrow Account (A) to the Company 5.0208% of the Working Capital Escrow Amount (plus all earnings thereon) and (B) to the Seller Representative (to be paid to each Common Stockholder by the Seller Representative in accordance with each such Common Stockholder’s Percentage Share in respect of such Common Stockholder’s Common Shares) the balance of the Working Capital Escrow Amount (plus all earnings thereon).  Promptly following the Company’s receipt of the amount paid to the Company pursuant to clause (ii)(A) of this Section 1.05(d) (and in no event later than the next regular payroll period), Purchaser shall cause the Company to issue a check or to make a wire transfer to each Optionholder, in respect of such Optionholder’s Options, such Optionholder’s Percentage Share of such amount, less applicable withholding.

(e) If the Estimated Aggregate Purchase Price exceeds the Final Aggregate Purchase Price (such excess, the “Downward Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the determination of the Final Aggregate Purchase Price), Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay to Purchaser the Downward Adjustment Amount from the Escrow Account, with the Downward Adjustment Amount to be deducted from the Working Capital Escrow Amount (including any earnings thereon).  If the Downward Adjustment Amount exceeds the Working Capital Escrow Amount (plus all earnings thereon), Purchaser shall be entitled (but not required) in its sole discretion to recover the amount of such excess from the Indemnity Escrow Amount, and Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay to Purchaser the amount of any such excess from the Indemnity Escrow Amount; provided, however, that in lieu of recovering such amounts from the Indemnity Escrow Amount, Purchaser may require that each Common Stockholder and each Optionholder directly pays its Percentage Share of such amounts to Purchaser.  If the Downward Adjustment Amount does not exceed the Working Capital Escrow Amount (plus all earning thereon), Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay from the Escrow Account (i) to the Company 5.0208% of the amount by which the Working Capital Escrow Amount (plus all earnings thereon) exceeds the Downward

Adjustment Amount (such excess, the “Excess Adjustment Release Amount”) and (ii) to the Seller Representative (to be paid to each Common Stockholder by the Seller Representative, in accordance with each such Common Stockholder’s Percentage Share in respect of such Common Stockholder’s Common Shares) the remaining balance of the Excess Adjustment Release Amount.  Promptly following the Company’s receipt of the amount paid to the Company pursuant to clause (i) of this Section 1.05(e) (and in no event later than the next regular payroll period), Purchaser shall cause the Company to issue a check to each Optionholder, in respect of such Optionholder’s Options, such Optionholder’s Percentage Share of such amount, less applicable withholding.  Any disbursements of the Working Capital Escrow Amount to the Sellers’ shall be net of the Sellers’ share of the fees and expenses of the Independent Accountant, if any, which amount shall be paid from the Working Capital Escrow to the Escrow Agent.

(f) Any adjustment pursuant to Sections 1.05(d) or Section 1.05(e) above shall, to the extent permitted by Law, be deemed for Tax purposes to be an adjustment to the Aggregate Purchase Price.

Section 1.06 Time and Place of Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic transmission concurrently with, but immediately following the, execution of this Agreement.  The date on which the Closing occurs in accordance with the preceding sentence (i.e., the date of this Agreement) is referred to in this Agreement as the “Closing Date.”

Section 1.07 Earn Out.

(a) Definitions.  When used herein, the following definitions shall apply:

“Adjusted EBITDA” means, with respect to any Calculation Period, the net income before interest, Income Taxes, depreciation and amortization of the Company and the Subsidiaries on a consolidated basis determined in accordance with the Accounting Principles provided, however, that  Adjusted EBITDA will exclude: (i) any extraordinary expenses or adjustments resulting solely from the sale of the Shares and the cancellation of the Options pursuant to this Agreement (including all any legal, accounting, investment banking or other fees or other expenses arising from or relating to the Closing of this transaction, including the costs associated with the D&O Tail Policy); (ii) any salary or bonuses payable pursuant to any retention bonus plan adopted by Purchaser for employees of the Company and its Subsidiaries (but for resolution of doubt will include other salaries and bonuses of such employees); (iii) the effect of future equity-oriented incentive grants made by Purchaser to employees of the Company and its Subsidiaries; (iv) any allocation of corporate charges or overhead by Purchaser, its Affiliates or Subsidiaries following the Closing, that are, in the aggregate, materially in excess of comparable costs incurred by the Company and its Subsidiaries prior to the Closing; (v) one-time non-recurring items that are unrelated to the ongoing business of the Company and its Subsidiaries; (vi) gains or losses associated with the sale of assets (other than sales of inventory in the ordinary course of business); (vii) extraordinary gains or losses (as determined under GAAP); and (viii) costs associated with discontinued operations.  The foregoing notwithstanding, no research and development costs and costs associated with the current Road-iQ products will be capitalized for the purpose of calculating the Adjusted EBITDA, regardless of how such costs are treated for reporting purposes. Future research and development costs associated with newly initiated Road-iQ projects will be treated as capitalized in the period incurred for purposes of calculating the Adjusted EBITDA, provided that (A) technological feasibility has been established for such newly initiated Road-iQ project, including all planning, designing, coding and testing necessary to determine that it will meet its design specifications; (B) such costs meet the GAAP definitions and qualify for consideration as capitalized costs for accounting purposes; and (C) all relevant costs and activities for such newly initiated Road-iQ project, including, payroll time records, IT coding and detail project status reports, and time tracking for employee time spent on different development activities, are recorded to support capitalization.

 “Calculation Periods” shall mean, in each case, the twelve (12) fiscal-month period commencing on (i) April 3, 2017 through March 31, 2018 (the “2018 Calculation Period”), (ii) April 1, 2018 through March 30, 2019 (the “2019 Calculation Period”), (iii) March 31, 2019 through March 28, 2020 (the “2020 Calculation Period”), (iv) March 29, 2020 through April 3, 2021 (the “2021 Calculation Period”), and (v) April 4, 2021 through April 2, 2022 (the “2022 Calculation Period”).

“EBITDA Threshold” means, except as provided in Section 1.07(b)(vi), with respect to each of the following Calculation Periods, the dollar amount set forth next to such Calculation Period:

Calculation Period	Amount
2018 Calculation Period	US $5,000,000
2019 Calculation Period	US $7,000,000
2020 Calculation Period	US $8,000,000
2021 Calculation Period	US $11,000,000
2022 Calculation Period	US $11,000,000

“Qualified Products” means the following products:  (i) those products which are being sold by Road-iQ as of the Closing and identified by name and product number on Schedule 1.07(a)(i), (ii) those additional products being developed by Road-iQ as of the Closing using the Intellectual Property of Road-iQ which are described on Schedule 1.07(a)(ii) and identified thereon as “development products,” and (iii) those additional products developed after the Closing that embody any Road-iQ Technology (for purposes of clarity, a camera sold as a standalone product without the Road-iQ Technology, shall not be included as Qualified Products, unless such camera is a service part for a Qualified Product).

“Road-iQ Business” means Road-iQ’s telematics and connected vehicle products, services and technology business specializing in embedded systems platforms for trucks, recreational vehicles and/or trailers (each, a “Vehicle”) that integrate Vehicle networks, on-board video data, GPS, and/or other Vehicle data for communication and presentation of information to mobile devices, displays, and/or remote web platforms via cellular or other wireless communications.

“Road-iQ Revenue” means, with respect to any Calculation Period, the gross revenue, determined in accordance with the Accounting Principles, in case net of commissions, returns, discounts, refunds, and allowances and other similar items from sales by Purchaser and its Affiliates (including the Company and Road-iQ) of Qualified Products.

“Road-iQ Technology” means one or a combination of the following technologies in products and services that support the Road-iQ Business: (i) hardware, (ii) embedded software, (iii) wireless communications to mobile devices and the web, (iv) wired communication to Vehicle networks, (v) camera video processing for display, recording, or image recognition, (vi) mobile and other display device applications, and/or (vii) web portal software for remotely connecting to Road-iQ systems and displaying Vehicle information to remote users.

Any time the term “Company” is used in this Section 1.07 it shall be deemed to mean, collectively, the Company, its Subsidiaries, any successor entity to the Company or any Subsidiary, or any separate business division of Purchaser or any of its Affiliates that has acquired any portion of the business of the Company or its Subsidiaries or is selling any of the Company’s products (including the Qualified Products).

(b) Milestone Payments.  Subject to Section 1.07(i), as additional consideration for the sale of the Common Shares and cancellation of the Options, at such times as provided in Section 1.07(c), Purchaser shall pay to the Seller Representative on behalf of the Common Stockholders and the Optionholders the following additional amounts (each a “Milestone Payment”) upon the achievement by Purchaser of the following events:

(i) in the event the Adjusted EBITDA for the 2018 Calculation Period is equal to or exceeds the EBITDA Threshold for such Calculation Period, then the Milestone Payment with respect to such Calculation Period shall be equal to 7.50% of Road-iQ Revenue for such Calculation Period;

(ii) in the event the Adjusted EBITDA for the 2019 Calculation Period is equal to or exceeds the EBITDA Threshold for such Calculation Period, then the Milestone Payment with respect to such Calculation Period shall be equal to 7.50% of Road-iQ Revenue for such Calculation Period;

(iii) in the event the Adjusted EBITDA for the 2020 Calculation Period is equal to or exceeds the EBITDA Threshold for such Calculation Period, then the Milestone Payment with respect to such Calculation Period shall be equal to 7.50% of Road-iQ Revenue for such Calculation Period;

(iv) in the event the Adjusted EBITDA for the 2021 Calculation Period is equal to or exceeds the EBITDA Threshold for such Calculation Period, then the Milestone Payment with respect to such Calculation Period shall be equal to 15.00% of Road-iQ Revenue for such Calculation Period;

(v) if the Adjusted EBITDA for the 2018 Calculation Period, the 2019 Calculation Period, the 2020 Calculation Period, or the 2021 Calculation Period does not exceed the applicable EBITDA Threshold for such Calculation Period, then no Milestone Payment shall be due for such Calculation Period; provided, however, in the event that:

(X) the Adjusted EBITDA for a particular Calculation Period does not equal or exceed the EBITDA Threshold for such Calculation Period (such Calculation Period being referred to as a “Deficiency Period”);

(Y) the Adjusted EBITDA for the immediately subsequent Calculation Period exceeds the EBITDA Threshold for such subsequent Calculation Period (such subsequent Calculation Period being referred to as an “Excess Period”); and

(Z) the sum of (1) and (2) equals or exceeds the EBITDA Threshold for the Deficiency Period, where (1) is the Adjusted EBITDA for the Deficiency Period, and (2) is the dollar amount by which the Adjusted EBITDA for the Excess Period exceeds the EBITDA Threshold for the Excess Period, then in that event, there shall be a Milestone Payment due with respect to the Deficiency Period in the amount set forth in clauses (b)(i) through (b)(iv) of this Section 1.07 as applicable to such Deficiency Period.

So, by way of illustration only: if the Adjusted EBITDA were $10,000,000 for the 2021 Calculation Period, and if the Adjusted EBITDA were $12,500,000 for the 2022 Calculation Period, there would initially be no Milestone Payment with respect to the 2021 Calculation Period payable in 2021.  However, since the Adjusted EBITDA for the 2022 Calculation Period exceeded the $11,000,000 EBITDA Threshold by $1,500,000, such excess amount (i.e. $1,500,000) would then be added to the actual Adjusted EBTIDA for the 2021 Calculation Period, and there would be a Milestone Payment for the 2021 Calculation Period, which would be payable in 2022. By way of further illustration, if the Adjusted EBITDA were $10,000,000 for the 2021 Calculation Period, and if the Adjusted EBITDA were $11,000,000 for the 2022 Calculation Period, there would be no Milestone Payment with respect to the 2021 Calculation Period payable in 2022, since the Adjusted EBITDA for the 2021 Calculation Period and the Adjusted EBITDA for the 2022 Calculation Period did not exceed the $11,000,000 EBITDA Threshold for each such period.

(vi) Notwithstanding the foregoing, in the event that during any Calculation Period: (A) there is adopted by Purchaser or any of its Affiliates, including the Company, a material change to the operating structure of the Company or any of its Affiliates resulting from any of a merger, consolidation, acquisition of all or substantially all of the assets or securities of another entity, or similar business combination or a restructuring, dissolution or reorganization involving Purchaser or its Affiliates, (B) such material change substantially increases the operating costs of the Company and (C) such increased operating costs cannot be separately identified for purposes of calculating the Adjusted EBITDA for such Calculation Period, then in that event, the EBITDA Threshold for such Calculation Period and any subsequent Calculation Periods shall be deemed to be zero Dollars.

(vii) Notwithstanding the foregoing, in the event that Road-iQ makes the Qualnetics Payment, Purchaser shall have the right to set-off against any Milestone Payments thereafter coming due the amount of such Qualnetics Payment.

(c) Procedures Applicable to Determination of the Milestone Payments.

(i) On or before the date which is one hundred twenty (120) days after the last day of each of the 2018 Calculation Period, the 2019 Calculation Period, the 2020 Calculation Period and the 2021 Calculation Period, Purchaser shall prepare and deliver to the Seller Representative a written statement (in each case, a “Calculation Statement”) setting forth in reasonable detail Purchaser’s determination of Adjusted EBITDA and the Road-iQ Revenue, in each case, for the applicable Calculation Period and its calculation of the resulting Milestone Payment for such Calculation Period (in each case, the “Milestone Calculations”); provided, however, that if, after giving effect to the procedures set forth in this Section 1.07(c) with respect to the 2021 Calculation Period, it was finally determined that the 2021 Calculation Period was a Deficiency Period (i.e., that the Adjusted EBITDA for such Calculation Period did not equal or exceed the applicable EBITDA Threshold), then, in that event, within one hundred twenty (120) days after the last day of the 2022 Calculation Period, Purchaser shall prepare and deliver to the Seller Representative a Calculation Statement setting forth in reasonable detail its determination of Adjusted EBITDA for the 2022 Calculation Period, its determination of the Road-iQ Revenue for the 2021 Calculation Period and, using the previous year’s final determination of the Adjusted EBITDA for the 2021 Calculation Period, Purchaser’s calculation of the resulting Milestone Payment, if any, for the 2021 Calculation Period.  If applicable, the Calculation Statement shall also state whether Purchaser is exercising the set-off rights described in Section 1.07(b)(vii), the amount of the Qualnetics Payment, and evidence of its payment thereof.

(ii) The Seller Representative shall have thirty (30) days after receipt of a Calculation Statement for the applicable Calculation Period (in each case, the “Review Period”) to review the Calculation Statement and the Milestone Calculations set forth therein.  During the Review Period, Purchaser shall, and shall cause the Company and Road-iQ to provide the Seller Representative and its representatives with reasonable access during normal business hours to the books, records, supporting data, facilities, personnel and accountants of the Company and Road-iQ for purposes of the Seller Representative’s review of the applicable Calculation Statement and reasonably cooperate with the Seller Representative (and its representatives) in connection with such review.  If the Seller Representative has any objections to the Calculation Statement, the Seller Representative shall deliver to Purchaser a statement setting forth its objections thereto (a “Calculation Dispute Notice”), which shall identify in reasonable detail those items and amounts set forth on the Calculation Statement to which the Seller Representative objects and Seller Representative’s basis for such objection (the “Disputed Calculation Items”).

                                              (iii) If a Calculation Dispute Notice is not delivered to Purchaser during the Review Period, the Calculation Statement as prepared by Purchaser shall be deemed accepted and agreed to by the Seller Representative and shall be final, binding and non-appealable by the parties hereto.  If the Seller Representative delivers a Calculation Dispute Notice to Purchaser, Purchaser and the Seller Representative shall attempt to resolve the Disputed Calculation Items within thirty (30) days following the date of delivery of the Calculation Dispute Notice. If Purchaser and Seller Representative reach an agreement as to the final determination of the Disputed Calculation Item and the resulting Milestone Payment, if any, then the Milestone Payment so agreed to shall be deemed final and binding upon the parties and enforceable by a court of competent jurisdiction.  If Purchaser and the Seller Representative are unable to resolve any Disputed Calculation Item within such thirty (30) day period, Purchaser and the Seller Representative shall mutually engage and submit such Disputed Calculation Item to, and the same shall be finally resolved in accordance with the provisions of this Agreement to the Independent Accountant. Prior to such engagement, the Independent Accountant shall confirm to Purchaser and the Seller Representative as to its independence with respect to such engagement. Purchaser and the Seller Representative shall use their respective commercially reasonable efforts to promptly engage the Independent Accountant and to cause the Independent Accountant to resolve any Disputed Calculation Items as soon as practicable, but in any event within thirty (30) days (or such other period of time as Purchaser and Seller Representative shall agree) after engagement by Purchaser and the Seller Representative, and to set forth in a written statement its final determination of the Disputed Calculation Item and the resulting Milestone Payment based upon its resolution of such Disputed Calculation Items and the items and amounts with respect to the Calculation Statement that were not Disputed Calculation Items.  The Independent Accountant shall review the written submissions of Purchaser and the Seller Representative and base its determination solely on such submissions.  In resolving any Disputed Calculation Item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party in the Calculation Statement or Calculation Dispute Notice.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The decision of the Independent Accountant shall be deemed final and binding upon the parties and enforceable by a court of competent jurisdiction.  Each party shall bear its own costs and expenses in connection with the resolution of such Disputed Calculation Items by the Independent Accountant.  The fees and expenses of the Independent Accountant shall be allocated between Purchaser and Sellers so that the amount of fees and expenses paid by Sellers (with the remainder of such amount being paid by Purchaser) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is an amount equal to the amount of the Milestone Payment set forth in the Seller Representative’s Calculation Statement as submitted by the Seller Representative to the Independent Accountant minus the amount of the Milestone Payment as so finally determined by the Independent Account and the denominator of which is equal to the amount of the Milestone Payment set forth in the Seller Representative’s Calculation Statement as submitted by the Seller Representative to the Independent Accountant minus the amount of the Milestone Payment set forth in Purchaser’s Calculation Statement as submitted by Purchaser to the Independent Accountant.

(d) Timing of Payment of Milestone Payments.  Subject to Section 1.07(g), Section 1.07(b)(i) and Section 6.05(a)(iv), any Milestone Payment that Purchaser is required to pay pursuant to Section 1.07(b) hereof shall be paid on October 31 of the year in which the Road-iQ Revenue and amount of the Milestone Payment for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 1.07(c); provided, however, that any amount subject to a Calculation Dispute Notice that becomes final and binding upon the parties pursuant to Section 1.07(c) after October 31 of such year shall be paid by Purchaser within ten (10) days after final resolution thereof pursuant to Section 1.07(c), together with interest from and including October 31 of the year in which the Milestone Payment was originally due, and including the date such payment has been made, at The Wall Street Journal Prime Rate, as in effect from time to time, plus two hundred (200) basis points.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. Notwithstanding the foregoing, if the Milestone Payment was determined following submission of a dispute with respect thereto to the Independent Accountant, then no interest shall be due with respect to such Milestone Payment in the event that more than 50% of the fees and expenses of the Independent Accountant in such dispute are allocable to the Sellers pursuant to Section 1.07(c)(iii).   Purchaser shall (i) pay to the Seller Representative (on behalf of the Common Stockholders) the applicable Milestone Payment in cash by wire transfer of immediately available funds to the bank account designated in writing by the Seller Representative for such payment and the Seller Representative shall promptly pay to each of the Common Stockholders such Common Stockholder’s Percentage Share of such Milestone Payment; and (ii) cause the Company to pay each Optionholder, in respect of his or her Options, such Optionholder’s Percentage Share of such Milestone Payments, less applicable withholding.

(e) Sale of the Company or Road-iQ.  Until such time as Purchaser has no further obligation to make any Milestone Payments pursuant to this Section 1.07, if Purchaser effects a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis or of Road-iQ, or an issuance or sale of stock, merger, consolidation, recapitalization or other transaction in which any person other than Purchaser or any wholly-owned subsidiary of Purchaser becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Company and its Subsidiaries on a consolidated basis or of Road-iQ, Purchaser may assign its obligations, in whole or in part, to such transferee or successor, provided that  such transferee or successor acknowledges and agrees to perform such obligations as set forth in this Agreement.  Notwithstanding any such assignment, Purchaser shall remain responsible for all of its payment obligations with respect to the Milestone Payments set forth in this Section 1.07.

(f) Post-closing Operation.  Subsequent to the Closing, subject to the provisions of this Section 1.07(f), Purchaser shall have sole discretion with regard to all matters relating to the operation of the Company and its Subsidiaries, including Road-iQ, and Purchaser has no obligation or duty to any of the Sellers, whether express or implied, to operate the Company and its Subsidiaries, including Road-iQ, in order to achieve any EBITDA Threshold, Road-iQ Revenue, Milestone Payment, or the commercialization of any “development products” identified on Schedule 1.07(a)(i), or to maximize the amount of any Adjusted EBITDA Threshold, Road-iQ Revenue, Milestone Payment or the commercialization of any such “development products.” Notwithstanding the foregoing, until earlier of (X) the end of the 2022 Calculation Period or (Y) the date upon any Milestone Payment is finally determined to be payable with respect to the 2021 Calculation Period, (i) Purchaser, on the one hand, and the Company and the Subsidiaries, on the other hand, shall maintain separate books and records, and (ii) Purchaser, the Company and the Subsidiaries shall not (A) divert any sales opportunities belonging to the Company or the Subsidiaries to Purchaser or any Affiliate thereof (other than the Company and the Subsidiaries) so that such opportunities are not reflected in Adjusted EBITDA or Road-iQ Revenue (for the avoidance of doubt, Purchaser or any Affiliates may, in its discretion, divert any sales opportunities with respect to any product (other than any Qualified Product) that is produced or sourced by Purchaser or any Affiliate (other than the Company and the Subsidiaries)); (B) sell any products of the Company or the Subsidiaries to Purchaser or any Affiliate thereof (other than the Company and the Subsidiaries) at rates less favorable to the Company or the Subsidiaries than would be the case with unrelated third parties in arm’s length transactions unless such rates are consistent with past practices of the Company and the Subsidiaries prior to the Closing; or (C) purchase any products or services on behalf of the Company or the Subsidiaries from Purchaser or any Affiliate thereof (other than the Company and the Subsidiaries) at rates less favorable to the Company or the Subsidiaries than would be the case with unrelated third parties in arm’s length transactions unless such rates are consistent with past practices of the Company and the Subsidiaries prior to the Closing.

(g) Right of Set-off.  Purchaser’s obligations to pay the Milestone Payments hereunder are subject to Purchaser’s set-off rights set forth in Section 6.05(a)(iv).

(h) No Security.  The parties hereto understand and agree that (i) the contingent rights to receive any Milestone Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser, the Company or any of its Subsidiaries, including Road-iQ, and (ii) neither the Seller Representative, the Common Stockholders, the Preferred Stockholders, nor the Optionholders shall any have any rights as a securityholder of Purchaser, the Company or any of its Subsidiaries, including Road-iQ, as a result of the contingent right to receive any Milestone Payment hereunder.

(i) Milestone Cap.  Notwithstanding anything in this Section 1.07 to the contrary, in no event will the aggregate amount of Milestone Payments to be paid by Purchaser exceed $35,000,000 (the “Milestone Cap”) and Purchaser shall have no obligation to make any payments of Milestone Payments in excess of the Milestone Cap.  In the event that the aggregate amount of Milestone Payments finally determined to be payable pursuant to Section 1.07(c) is finally determined to be equal to or greater than the Milestone Cap, then all obligations and rights of the parties pursuant to clauses (c), (e), and (f) of Section 1.07 shall terminate.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of Purchaser.  As a material inducement to the Sellers’ entering into this Agreement, Purchaser makes the following representations and warranties to Sellers as of the Closing.  Such representations and warranties shall survive the Closing for the applicable time period set forth in Section 6.11, and none shall merge into any instrument of conveyance.

(a) Corporate Organization.  Purchaser is a corporation duly organized, existing and in good standing, under the Laws of the State of Connecticut.  Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser by Company and the Sellers in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively (i) and (ii) together, the “General Enforceability Exceptions”).

(b) Consents.  No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, other than filings to be made with the Securities Exchange Commission subsequent to the Closing.

(c) Absence of Conflicts.  Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s Certificate of Incorporation or Bylaws, or of any Laws applicable to Purchaser, or of any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award to which Purchaser is subject.  Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

(d) Solvency.  No transfer of property is being made by Purchaser and no obligation is being incurred by Purchaser in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary.

(e) Accredited Investor.  Purchaser is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In reliance on truth and accuracy of the representations and warranties of the Company and each of the Sellers set forth in this Article II, Purchaser acknowledges that it is informed as to the material risks of the transactions contemplated hereby and of ownership of the Shares.  Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state or foreign securities Laws and that the Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Securities are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

(f) WARN Act.  In reliance on the truth and accuracy of the representations and warranties set forth in Section 2.02(y),  Purchaser has no present plans or intention to, cause, or to cause the Company or any Subsidiary (in each case to the extent that each is an employer as defined the WARN Act) to cause, following the Closing, such “employment losses” for purposes of such WARN Act sufficient to create liability for Sellers under such Warn Act.

(g) Brokers and Finders.  Other than Corporate Fuel Securities, LLC, no person is or will become entitled, by reason of any contract or arrangement entered into or made by or on behalf of Purchaser or any of its Affiliates, to receive a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the transactions contemplated by this Agreement.

Section 2.02 Representations and Warranties of the Company.  As a material inducement to Purchaser’s entering into this Agreement, the Company makes the following representations and warranties to Purchaser as of the Closing.  All such representations and warranties shall survive the Closing for the applicable time period set forth in Section 6.11 , and none shall merge into any instrument of conveyance.  The representations and warranties are made subject to the exceptions noted in the section of the disclosure schedule prepared by the Company and attached hereto and incorporated herein by reference (the “Company Disclosure Schedule”) corresponding to the section of this Section 2.02 to which exception is being taken or in another section of the Company Disclosure Schedule to the extent that it is reasonably apparent (and without further inquiry) from the language of such disclosure in one section of the Company Disclosure Schedule that such disclosure is applicable to such other section of the Company Disclosure Schedule.

(a) Organization; Authority; Officers and Directors.  The Company and each Subsidiary are corporations or limited liability companies duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation or formation, and each has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted.  The Company and the Subsidiaries are each qualified to do business and each is in good standing in every jurisdiction in which the ownership of its property or the conduct of its business as now conducted requires it to qualify, and Schedule 2.02(a) sets forth, by entity, each jurisdiction where the Company and each of its Subsidiaries is so qualified and in good standing.  The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as limited by the General Enforceability Exceptions.  Schedule 2.02(a) of the Company Disclosure Schedule sets forth a listing of the names of, and positions held by, the present officers and directors, by entity, of the Company and each of its Subsidiaries.  Schedule 2.02(a) of the Company Disclosure Schedule sets forth a listing of the names of the former officers or former directors, by entity, of the Company and each of its Subsidiaries.

(b) Consents and Approvals.  No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the consummation by the Company of the transactions contemplated hereby, except for those disclosed on Schedule 2.02(b) which are required by Environmental Permits (such Environmental Permits otherwise exclusively the subject matter of Section 2.02(q)).  Except as set forth on Schedule 2.02(b), no unexpired, undischarged or unsatisfied Material Contract to which the Company or any Subsidiary is a party to, or bound by, will require (i) the consent or approval of, or notice  to any person as a result of the execution, delivery and performance by the Company or any of the Sellers of this Agreement and the consummation of the transactions contemplated hereby, or (ii) the waiver or consent of any person in order that such execution, delivery, performance of this Agreement and such consummation will not result in a breach, lapse, cancellation, right to terminate, default or acceleration of any right or obligation under such Material Contract (each of the foregoing a “Required Consent”).

(c) Conflicts.  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, (i) will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary (or, with respect to Road-iQ, the Certificate of Formation or Limited Liability Company Operating Agreement, or, with respect to Reynosa, the Articles of Formation or Bylaws), any Laws applicable to the Company or any Subsidiary, or any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or (ii) will result in the creation or imposition of any Lien other than those created by Purchaser on any properties or assets of the Company or any of its Subsidiaries.

(d) Capitalization.

(i) The Company and each Subsidiary has the authorized and issued and outstanding capital stock as indicated on Schedule 2.02(d).  Neither the Company nor any Subsidiary has any other classes of authorized, issued or outstanding shares of capital stock.

(ii) All of the issued and outstanding Shares have been validly issued, are fully paid and non-assessable and are owned of record as set forth in Schedule 2.02(d).  Said Schedule also shows the correct Percentage Share of each Preferred Stockholder, Common Stockholder and Optionholder (to three decimal places).

(iii) Except as set forth in Schedule 2.02(d), (A) there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock, registered capital or other securities of the Company or any Subsidiary obligating any of them to issue any securities of any kind, and (B) neither the Company nor any Subsidiary has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights or has any outstanding or authorized plans, contacts or agreements pursuant to which any capital stock or other securities of the Company or any Subsidiary or any such rights would be issuable; and (C) none of the authorized but unissued capital stock or other securities of the Company or any Subsidiary has been reserved for issuance for any purpose.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(iv) All of the issued and outstanding shares of capital stock of Velvac have been validly issued, are fully paid and non-assessable and are owned of record by the Company.  All of the outstanding equity securities of the Company and each of its Subsidiaries (including the Shares) were issued in compliance with applicable Laws and none were issued in violation of any agreement, arrangement or commitment to which the Company or any Subsidiary is a party or is subject to or in violation of any preemptive or similar rights of any person.  All of the issued and outstanding equity securities of Road-iQ and Velvac International have been validly issued, are fully paid and non-assessable and are owned of record by Velvac.  All of the issued and outstanding membership interests of Reynosa have been validly issued, are fully paid and are owned by Velvac and Velvac International.  The Company does not own any direct or indirect interest in any person, other than the Subsidiaries.  Velvac does not own any direct or indirect interest in any person, other than Velvac International, Road-iQ and Reynosa.  Velvac International does not own any direct or indirect interest in any person, other than Reynosa.  Road-iQ does not own any direct or indirect interest in any other person.

(v) Upon consummation of the transactions contemplated by this Agreement, (A) Purchaser shall own all of the Shares, (B) the Company shall own all of the issued and outstanding equity securities of Velvac, (C) Velvac shall own all of the issued and outstanding equity securities of Velvac International and Road-iQ; and (D)

Velvac and Velvac International shall own all of the issued and outstanding membership interests of Reynosa, in each case, free and clear of all Securities Liens except any transfer restrictions imposed by applicable Laws, and no Options shall be outstanding.

(e) Financial Statements; Undisclosed Liabilities.

(i) True, complete and correct copies of the consolidated balance sheets and the related statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for the fiscal year ended December 31, 2015, and for the fiscal year ended December 31, 2014, as audited by RSM US LLP, are contained in Schedule 2.02(e).  Such financial statements described in the preceding sentence are referred to herein as the “Financial Statements.”  Copies of the consolidated balance sheet and the related statement of income, cash flow and shareholders’ equity of the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2016 are also contained in Schedule 2.02(e).  Such financial statements described in the preceding sentence are referred to herein as the “Interim Financial Statements.”  December 31, 2016 is referred to herein as the “Interim Financial Statement Date.”  The Financial Statements and the Interim Financial Statements are based on the books and records of the Company and its Subsidiaries.  The Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, and (ii) present fairly the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company and its Subsidiaries for the periods covered by said statements, in conformity with GAAP, in each case, except as (X) disclosed therein and (Y) as set forth in Schedule 2.02(e) and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes that, if presented, would not differ materially from those presented in the Financial Statements.  The Company and the Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP.  The Company and the Subsidiaries have established and maintain a system of internal controls over financial reporting sufficient for a privately owned company to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Subsidiaries are being made only in accordance with the authorization of the Company’s and each Subsidiary’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or any Subsidiary’s assets that could have a material effect on the Company’s consolidated financial statements, including the Interim Financial Statements or Financial Statements.

(ii) Undisclosed Liabilities.  Neither the Company nor any of the Subsidiaries has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (A) those which are adequately reflected or reserved in the Financial Statements or Interim Financial Statements; (B) those which have been incurred in the ordinary course of business and consistent with past practices since the Interim Financial Statement Date; (C) Liabilities incurred in the ordinary course of business and consistent with past practices under the executory portion of any written purchase order, sale order, lease, agreement or commitment of any kind by which the Company is bound and which was entered into in the ordinary course of business and consistent with past practices; (D) Liabilities under the executory portion of Permits, licenses and governmental directories and agreements issued to, or entered into by, the Company in the ordinary course of business and consistent with  past practices; (E) Liabilities for Transaction Expenses and Indebtedness taken into account in the determination of the Aggregate Purchase Price and pursuant to Section 1.04(b) and Section 1.04(c); or (F) Liabilities under this Agreement or any agreements entered into pursuant to this Agreement.

(f) Title to Assets.  The Company or a Subsidiary has good title to the tangible assets reflected on the balance sheet included in the Interim Financial Statements as of the Interim Financial Statement Date or acquired thereafter, other than those assets sold, transferred or otherwise disposed of in the ordinary course of business following the Interim Financial Statement Date, free and clear of any mortgages, indentures, liens, security interests and other encumbrances (collectively, “Liens”), except for the following:  (i) Liens reserved against in the Financial Statements or the Interim Financial Statements or disclosed in the notes thereto; (ii) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith; (iii) Liens of landlords, carriers, warehousemen, mechanics and materialmen or other like Liens incurred in the ordinary course of business for sums not yet due; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (v) security interests in any bank account in favor of the depositary bank, and security interests in any securities account in favor of the broker or other entity that maintains such account; (vi) easements, covenants, rights-of-way and other similar restrictions or conditions of record, imperfections of title or encumbrances, in each case, on real property, and in each case, that do not detract from the value of or impair the existing use of the real property affected by such imperfection or encumbrance; (vii) Liens securing the Indebtedness of which shall be discharged upon the making of the payments described in Section 1.04(b); (viii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which neither the Company nor any Subsidiary is in default; (ix) matters that would be disclosed by an accurate survey of the Leased Premises; (x) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the property; (xi) Liens that have been placed by any developer, landlord or landlord’s financing sources on real property over which the Company or any Subsidiary has easement rights or on the fee title of the real property constituting the Leased Premises or any statutory liens of a landlord on the Leased Premises; (xii) non-exclusive licenses or sublicenses to Intellectual Property granted in the ordinary course of business that are included in Company IP Agreements; and (xiii) Liens identified on Schedule 2.02(f) (each of the foregoing (i) through (xiii), a “Permitted Lien,” and, collectively, the “Permitted Liens”).  Except for the definition of Permitted Liens, the foregoing representation and warranty shall not apply to Intellectual Property matters, which are dealt with exclusively in Section 2.02(s).

(g) Insurance.  Schedule 2.02(g) sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and each of the Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”).  All the Insurance Policies are in full force and effect and the consummation of the transactions contemplated by this Agreement will not cause the termination or cancellation of any such Insurance Policies.  Neither the Company nor any Subsidiary has received notice of cancellation of any such Insurance Policies.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.  All such Insurance Policies are valid and binding in accordance with their terms.  Except as set forth on Schedule 2.02(g), there are no claims related to the business of the Company or its Subsidiaries pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither the Company nor any of the Subsidiaries is in default under, or has otherwise failed to comply with any provision contained in any such Insurance Policy.

(h) Taxes.

(i) Except as set forth in Schedule 2.02(h)(i):

(A) All income and other Tax Returns required to be filed with respect to any pre-Closing Tax Period on or before the Closing Date by the Company or any of its Subsidiaries have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(B) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(C) No claim has been made within the last three (3) years by any Taxing Authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(D) No currently effective extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(E) The amount of the Company's and the Subsidiaries’ Liability for unpaid Taxes for all periods ending on or before Interim Financial Statement Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statement. The amount of the Company's and the Subsidiaries’ Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Interim Financial Statement shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and the Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(ii) Schedule 2.02(h)(ii) sets forth, in each case with respect to Taxes:

(A) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(B) those years for which examinations by any Taxing Authority have been completed; and

(C) those taxable years for which examinations by any Taxing Authority are presently being conducted.

(iii) Except as set forth in Schedule 2.02(h)(iii):

(A) All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any Taxing Authority have been fully paid.

(B) Neither the Company nor any Subsidiary is a party to any Action by any Taxing Authority.  There are no pending or threatened Actions by any Taxing Authority.

(C) The Company has made available in the Data Room to Purchaser copies of all Tax Returns of the Company or any Subsidiary for all Tax periods ending after December 31, 2011.

(D) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(E) Neither the Company nor any of the Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than any agreement the principal subject of which is not Tax.

(F) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or any of the Subsidiaries that are  binding after the Closing.

(G) Neither the Company nor any Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a Tax group of which the Company is the parent and the Subsidiaries and Industrias Velvac have been the sole members).  Neither the Company nor any Subsidiary has Liability for Taxes of any person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), or as transferee or successor.

(iv) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(A) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(B) an installment sale or open transaction occurring on or prior to the Closing Date;

(C) a prepaid amount received on or before the Closing Date;

(D) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(E) any election under Section 108(i) of the Code.

(v) Neither the Company, nor any Subsidiary, is or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(vi) Within the last two (2) years, neither the Company, nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(vii) Neither the Company, nor any Subsidiary is, or has been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b).

(viii) Schedule 2.02(h)(viii) sets forth all foreign jurisdictions in which the Company or any Subsidiary is subject to Tax, is engaged in business or has a permanent establishment or has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.  Neither the Company, nor any Subsidiary has transferred an intangible the transfer of which is subject to the rules of Section 367(d) of the Code.

(ix)  No property owned by the Company or any Subsidiary is (A) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (B) subject to Section 168(g)(1)(A) of the Code, or (C) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(x) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 2.02(h) and in Section 2.02(i)(xxii) shall be the sole representations and warranties with respect to matters relating to Taxes of the Company and the Subsidiaries.

(xi) Notwithstanding anything to the contrary in this Agreement, the Company makes no representation or warranty, and provides no other assurance, with respect to the availability after the Closing Date of any Tax Attributes.

(i) Conduct of Business.  Except as set forth in Schedule 2.02(i), since the Interim Financial Statement Date, neither the Company nor any Subsidiary has:

(i) sold, transferred or otherwise disposed of any material asset or property, except for sales of inventory and transfers of cash in payment of the Company’s or any Subsidiary’s liabilities, all in the ordinary course of business, and except as permitted by this Agreement;

(ii) suffered any loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God or other similar cause;

(iii) suffered a Material Adverse Effect;

(iv) waived any material right other than in the ordinary course of business consistent with past practices;

(v) increased the salary payable to any director or employee at the executive officer level or more senior, other than normal periodic increases in the ordinary course of business consistent with past practices;

(vi) amended the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries;

(vii) split, combined or reclassified any capital stock (or membership interests) of the Company or any of its Subsidiaries;

(viii) issued, sold or disposed of any capital stock (or membership interests) of the Company or any of its Subsidiaries, other than shares of the Company’s Common Stock issued upon the exercise of an option and all of which are included in the Common Shares or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) capital stock (or membership interests) of the Company or any of its Subsidiaries, other than the options to acquire shares of the Company’s Common Stock, all of which are included in the Options and which shall be cancelled prior to the Closing;

(ix) declared or paid any dividends or distributed on or in respect of the capital stock (or membership interests) of the Company or any of its Subsidiaries or redeemed, purchased or acquired any such capital stock (or membership interests);

(x) made any change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(xi) incurred, assumed or guaranteed any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice or under current agreements and facilities which agreements and facilities will be terminated upon the payment on behalf of the Company in accordance with the Pay-Off Letters as described in Section 1.04(b) or are identified in Schedule 2.02(j)(iv)(H);

(xii) transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements, other than any non-exclusive license or sublicense granted in the ordinary course of business that are included in Company IP Agreements;

(xiii) made any material capital expenditures, other than in the ordinary course of business consistent with past practices;

(xiv) (A) granted any bonuses, whether monetary or otherwise, in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or in the ordinary course of business consistent with past practices, or (B) taken action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, other than as provided for in any written agreements or in the ordinary course of business consistent with past practices;

(xv) hired or promoted any person as or to (as the case may be) an officer or hired or promoted any employee below officer except to fill a vacancy or in the ordinary course of business;

(xvi) adopted or materially modified or terminated any:  (A) employment, severance or retention agreement with any current or former employee, officer, director, independent contractor or consultant, (B) Benefit Plan or (C) collective bargaining or other agreement with a union, in each case whether written or oral, other than as provided for in any written agreements or in the ordinary course of business consistent with past practices;

(xvii) made any loan to (or forgave any loan to), or entered into any other transaction with, any of stockholders (or members) or current or former directors, officers and employees of the Company or any of  its Subsidiaries;

(xviii) entered into a new line of business or abandoned or discontinued existing lines of business;

(xix) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(xx) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $100,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(xxi) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof;

(xxii) taken any action to make, change or rescind any Tax election, amended any Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction, in each case that is outside the ordinary course of business and has the effect of materially increasing the Tax liability or materially reducing any Tax asset of Purchaser in respect of any period following the Closing;

(xxiii) made any capital investment in, or any loan to, any other person;

(xxiv) made any change in the Company's or any of its Subsidiaries’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(xxv) entered into any agreement to do any of the foregoing, or taken any action or omitted to take any action that would result in any of the foregoing.

(j) Material Contracts.

(i) Schedule 2.02 (j)(i) lists all Material Contracts, identifying each by reference to the particular subclause under clause (iv) of this Section 2.02(j) to which it applies.

(ii) Except as set forth in Section 2.02(j)(ii):  (A) all Material Contracts are valid, binding and in full force and effect as to the Company and/or any Subsidiary, as the case may be, and, to the Company’s knowledge, the other parties thereto; (B) no default by the Company or any Subsidiary has occurred thereunder and, to the Company’s knowledge, no default by the other contracting parties has occurred thereunder; and (C) the Company has not received written notice from any party to a Material Contract, and the Company has no knowledge, that an event has occurred that with the passage of time would result in a default under any Material Contract or in a termination thereof or would permit the acceleration or other changes of any right or obligation or the loss of any benefit.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser through the electronic data room established on behalf of the Company in connection with the negotiation of this Agreement (the “Data Room”).

(iii) Neither the Company nor any Subsidiary is a party to, or bound by, any unexpired, undischarged or unsatisfied Material Contract under the terms of which performance by the Company or any Subsidiary according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by the Company of this Agreement may be prohibited, prevented or delayed.

(iv) For purposes hereof, “Material Contracts” means the following undischarged written contracts, agreements, leases and other instruments to which the Company or any Subsidiary is a party:

(A) agreements for the employment of any employee of the Company or any Subsidiary providing for annual base compensation in excess of $150,000;

(B) consulting agreements providing for annual payments in excess of $100,000;

(C) customer agreements providing for annual payments in excess of $500,000;

(D) supplier agreements, including purchase contracts and sales contracts, resulting in, or reasonably likely to result in, annual payments by the Company or any Subsidiary in excess of $1,000,000 individually, other than any (1) purchase orders and sales orders entered into in the ordinary course of business and (2) supplier price lists;

(E) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual payment in excess of $100,000 and has an unexpired term as of the Closing Date in excess of one (1) year;

(F) agreements restricting in any manner the Company’s or any Subsidiary’s rights to compete with any person, restricting the Company’s or any Subsidiary’s rights to sell to or purchase from any person, restricting the right of any person to compete with the Company or any Subsidiary, or the ability of any person to employ any of the Company’s or any Subsidiary’s employees;

(G) agreements between the Company or any Subsidiary, on the one hand, and any of their respective Affiliates, on the other hand, with respect to the purchase of goods or the performance of services;

(H) loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit or other evidence of Indebtedness (including and identifying those to be released, terminated or canceled in connection with the Closing pursuant to the Payoff Letters, except security agreements ancillary to any lease of personal property with respect to the property so leased);

(I) guaranties, performance, bid or completion bonds, or surety agreements;

(J) partnership agreements or joint venture agreements;

(K) any other agreement which requires the payment of a transaction-related bonuses or any change of control severance or termination payments;

(L) all leases for the Leased Premises; or

(M) any agreement in favor of any Officer of the Company or any of its Subsidiaries containing provisions for the indemnification or exculpation of, or advancement of fees to such Officer with respect to any D&O Claims;

provided, however, that a Material Contract shall not include any (x) purchase or sale order entered into in the ordinary course of business; (y) Material Contract terminable on notice of thirty (30) days or less without penalty; or (z) confidentiality or non-disclosure agreement entered into in the ordinary course of business or in connection with the transactions contemplated by this Agreement or transactions comparable to those contemplated by this Agreement.

(k) Permits.  The Company and the Subsidiaries possess all material licenses, permits, registrations and government approvals (the “Permits”) (other than Environmental Permits as defined herein, which are exclusively provided for in Section 2.02(q)) from any Governmental Authority which are required in order for the Company and the Subsidiaries to each conduct its businesses as presently conducted.  All such Permits are valid and in full force and effect and the Company has not received written notice from any Governmental Authority that an event has occurred that would result in a termination of any Permit.  Complete and correct copies of each Permit (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser through the Data Room.

(l) Employee Benefits.

(i) Schedule 2.02(l)(i) lists each of the Company’s and the Subsidiaries’ Benefit Plans and Foreign Benefit Plans.  “Benefit Plans” means each employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee welfare benefit plan (as defined in Section 3(1) of ERISA), or other material bonus, deferred compensation, stock purchase, stock option, severance, salary continuation, vacation, sick leave, or similar material plan, arrangement, policy, practice or agreement maintained by the Company, Velvac or Road-iQ (or to which any of them is a party).  “Foreign Benefit Plan” means any plan or other arrangement maintained by Reynosa that is not subject to any law of the United States but that otherwise would fall within the definition of “Benefit Plan” set forth in the preceding sentence.  The term “Benefit Plans” does not include “Foreign Benefit Plans.”  Other than the Subsidiaries, the Company has no ERISA Affiliates.

(ii) None of the Company, any Subsidiary, or any trade or business, whether or not incorporated, that is, along with the Company and the Subsidiaries, a member of a controlled group of corporations, under common control, or a member of an affiliated service group, as described in Section 414(b), (c), or (m) of the Code or that is required to be aggregated with the Company or any Subsidiary under Section 414(o) of the Code (“ERISA Affiliate”) maintains or contributes to (or in the past six (6) years has maintained or contributed to) any employee benefit plan that is subject to Title IV of ERISA (including a “defined benefit plan” as defined in Section 3(35) of ERISA or a “multiemployer plan” as defined in Section 3(37) of ERISA).

(iii) Except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state Law or during any post-termination severance period, the Company and the Subsidiaries do not provide any former employee coverage under any retiree or post-employment medical benefit plan.

(iv) With respect to each Benefit Plan:

(A) Each Benefit Plan complies (and has complied) with, and has been administered in accordance with, all applicable laws, statutes, ordinances, rules, regulations and orders in all respects, and has been operated in accordance with its respective terms in all respects, and is in compliance with all applicable statutory and regulatory standards and requirements with respect to form, fiduciary conduct and reporting and disclosure to governmental agencies and participants.

(B) Each Benefit Plan that is intended to qualify under Section 401(a) of the Code meets in all respects all requirements for qualification under Section 401(a) of the Code and the regulations thereunder.  Each such Benefit Plan has either received a favorable determination as to its qualification under the Code or is entitled to rely on opinion letter, in either case issued by the IRS, and the Company and the Subsidiaries have made available to Purchaser a copy of the most recent favorable determination letter or opinion letter issued by the IRS concerning such Benefit Plan’s qualification.  To the Company’s knowledge, each such Benefit Plan has been administered in all respects in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder.

(C) No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to a Benefit Plan that could result in liability to the Company or any of its Subsidiaries.  Each fiduciary of a Benefit Plan (within the meaning of Section 3(21)(A) of ERISA) has complied in all respects with the requirements of the Code, ERISA and all other applicable laws with respect to the Benefit Plan.  Neither the Company nor any ERISA Affiliate, nor, to the knowledge of the Company, any of their directors, officers or employees (to the extent they or any of them are fiduciaries with respect to a Benefit Plan) have breached any responsibility or other obligation imposed upon fiduciaries under Title I of ERISA which would subject the Company or any of its Subsidiaries to a Tax, penalty or liability under ERISA, nor have they engaged in any other transaction with respect to a Benefit Plan which would reasonably be expected to result in any claim being made under, by or on behalf of such plan by a party with standing to make such a claim.

(D) With respect to each Benefit Plan, there has been made available to Purchaser in the Data Room, to the extent applicable, a true and complete copy of:  the Form 5500 annual report  for the most recently completed year for which such a report was required to have been filed; the summary plan description together with each summary of modifications thereto; the plan document and all amendments thereto; and any ruling or interpretive letter issued by the Department of Labor, the Internal Revenue Service or any other governmental agency with respect to any Benefit Plan.

(E) To the Company’s knowledge, no act or omission has occurred with respect to a Benefit Plan that would reasonably be expected to subject the Company or any Subsidiary to any fine, penalty, Tax or liability of any kind imposed by ERISA or the Code (other than liabilities for benefits and administrative expenses under such Benefit Plan).  Except for claims for benefits arising in the ordinary course with respect to any Benefit Plan, there are no claims, actions, suits, proceedings, investigations or hearings pending or, to the Company’s knowledge, threatened with respect to any Benefit Plan.

(F) Contributions to each Benefit Plan have been made and allocated pursuant to the provisions of each Benefit Plan.

(v) To the Company’s knowledge, each Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies in all respects with and has been maintained and operated in all respects in accordance with each of the applicable requirements of ERISA and the Code, including Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.  To the Company’s knowledge, (A) each Benefit Plan which is a group health plan complies in all respects with and has been maintained and operated in all respects in accordance with the privacy requirements of the Health Insurance Portability and Accountability Act of 1996, as amended and the regulations related thereto (“HIPAA”), and (B) all of the requirements of HIPAA relating to “protected health information” (as defined for purposes of HIPAA and the regulations related thereto) have been satisfied in all respects.

(vi) Each Benefit Plan which is a nonqualified deferred compensation arrangement for purposes of Section 409A of the Code has been administered in all respects in accordance with the provisions of Section 409A of the Code and the regulations and guidance issued thereunder, and no act or omission has occurred with respect to any nonqualified deferred compensation arrangement maintained by the Company or an ERISA Affiliate that would subject the Company or any of its Subsidiaries (or any employee of the Company or any of its Subsidiaries) to any fine, penalty, Tax or liability of any kind imposed by the Code.

(vii) Except as set forth in Schedule 2.02(l)(vii), the execution of, and the consummation of the transactions contemplated by, this Agreement do not constitute a triggering event under any Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) will or is reasonably expected to result in any payment, acceleration, vesting or increase in benefits to any employee or former employee of the Company or any Subsidiary.  The consummation of the transactions contemplated by this Agreement will not cause any amounts payable under any Benefit Plan to fail to be deductible for federal income tax purposes under the “excess parachute” payment provisions of Section 280G of the Code.

(viii) Each Foreign Benefit Plan complies, in form and operation, in all material respects, with all applicable statutes, laws and regulations of Mexican Governmental Authorities.

(ix) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 2.02(l) shall be the sole representations and warranties with respect to matters relating to Benefit Plans of the Company and the Subsidiaries.

(m) Employees.  Except as set forth in Schedule 2.02(m), with respect to employees of the Company and the Subsidiaries:

(i) There is no collective bargaining agreement currently in effect.

(ii) There is not presently pending or existing, and during the last twelve (12) months there has not been, and there is not threatened:

(A) any strike, slowdown, picketing or work stoppage;

(B) any material charge, grievance proceeding or other claim against or affecting the Company or the Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; or

(C) any application for certification of a collective bargaining agent.

(iii) There is no lockout of any employees of the Company or any Subsidiary and no such action is contemplated by the Company or any Subsidiary.

(iv) The Company and each Subsidiary is in compliance with all applicable Laws and orders relating to the employment of workers, including the National Labor Relations Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 as amended, Executive Order 11246, the Occupational Safety and Health Act, and the Family Medical Leave Act, as amended. There have been no claims, charges, complaints, demands made, or, to the Company’s knowledge, threatened to be made, before any Governmental Authority with respect to any alleged violation of any such applicable Laws since December 1, 2011.

(n) Litigation and Claims.  Except as set forth in Schedule 2.02(n), since December 1, 2011, there has been no, and there is currently no Actions, at law or in equity, pending or, to the Company’s knowledge, threatened against the Company, any Subsidiary or any of their respective present or current officers, directors or Affiliates, with respect to or affecting (i) the Company’s or any Subsidiary’s operations, assets, business, products sales practices or financial condition, or with respect to the consummation of the transactions contemplated hereby, or (ii) with respect to which the Company or any of its Subsidiaries has an indemnification obligation (including with respect to any asserted or unasserted D&O Claim), and, in each case, the Company has not received any written notice, and the Company has no knowledge, that an event has occurred or that any circumstance exists which would be reasonably likely to give rise to any of the foregoing.  Since December 1, 2011, there has been no, and there is currently no proceedings or governmental investigations before any Governmental Authority, commission or other administrative authority, pending or, to the Company’s knowledge, threatened against the Company, any Subsidiary or any of their respective present or current Officers, directors or Affiliates, with respect to or affecting the Company’s or any Subsidiary’s operations, business, assets, products sales practices or financial condition, or with respect to the consummation of the transactions contemplated hereby, and, in each case, the Company has not received any written notice and has no knowledge that an event has occurred or that any circumstance exists which would be reasonably likely to give rise to any of the foregoing.

(o) Brokers and Finders.  With the exception of Cleary Gull, no person is or will become entitled, by reason of any contract or arrangement entered into or made by or on behalf of Sellers or any of their Affiliates or the Company or any Subsidiary to receive a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the transactions contemplated by this Agreement.  All fees and expenses of Cleary Gull owing by the Company or any of the Subsidiaries or any Seller or Affiliate of any Seller in connection with the transactions contemplated by this Agreement will be identified in the Transaction Expense Listing delivered by the Company pursuant to Section 1.04.

(p) Compliance with Laws.  The Company and each of its Subsidiaries has complied, and is now complying, with all Laws applicable to it or its business, properties, products sales practices or assets.  Neither the Company nor any Subsidiary is a party to, or, to the Company’s knowledge, bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the properties, assets, personnel or business activities of the Company or any Subsidiary.  The Company and the Subsidiaries are not in material violation of, or delinquent in respect to, any arbitration award or Law of or agreement with, or any Permit from, any Governmental Authority to which the property, assets, personnel or business activities of the Company or any Subsidiary are subject, including Laws relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination.  The Company and each of its Subsidiaries are  in compliance with all Customs and International Trade Laws and each of the Company and each of its Subsidiaries has all necessary authority under all Customs and International Trade Laws to conduct its operations as currently conducted, including but not limited to all necessary licenses for any pending export transactions, all necessary licenses and clearances for the disclosure of information to foreign persons and all necessary registrations with governmental entities with authority to implement the Customs and International Trade Laws.  Without limiting the foregoing, the Company and each of its Subsidiaries are in compliance with all Customs and International Trade Laws and none of them has made or provided any material false information or material omission to any governmental entity in connection with the importing or exporting of products, the valuation or classification of imported or exported products, the duty treatment of imported or exported products, the eligibility of imported or exported products for favorable duty rates or other special treatment, country-of-origin marking, NAFTA certifications, other statements or certificates concerning origin, quota or visa rights, export licenses or other authorizations, licenses or approvals relating to the same.  Neither the Company nor any Subsidiary has received any written notice of or been charged with, or made any voluntary disclosure to a governmental entity regarding, a violation of any Customs and International Trade Laws.  Neither the Company nor any of its Subsidiaries have participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.  The foregoing representations and warranties set forth in this Section 2.02(p) shall not apply to:  (i) environmental matters, which are exclusively provided for in Section 2.02(q) hereof; (ii) matters related to Taxes, which are exclusively provided for in Section 2.02(h) hereof; or (iii) matters related to Benefit Plans, which are exclusively provided for in Section 2.02(l) hereof.

(q) Environmental Matters.  Except as set forth in Schedule 2.02(q):

(i) The Company and each of the Subsidiaries, and their operations at the Leased Premises, have been in compliance and are in compliance in all material respects with applicable Environmental Laws.

(ii) The Company and each of the Subsidiaries and, to the Company’s knowledge, the Leased Premises, have possessed and now possess all Environmental Permits that are required for the operation of its businesses as currently conducted.

(iii) Since December 1, 2011, neither the Company nor any of the Subsidiaries has received any written communication alleging any material failure by the Company or any Subsidiary to comply with any applicable Environmental Laws.

(iv) There is no Environmental Claim pending or, to the Company’s knowledge, threatened, against the Company, any Subsidiary or the Leased Premises.

(v) Since December 1, 2011, neither the Company nor any of the Subsidiaries has received any written notice from any person that the Company or any Subsidiary is a potentially responsible party with respect to any Offsite Facility pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., or any comparable state or foreign Law.

(vi) Neither the Company nor any of the Subsidiaries has caused a Release of any Hazardous Substance in violation of Environmental Law.

(vii) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 2.02(q) shall be the sole representations and warranties with respect to environmental matters of or affecting the Company and the Subsidiaries.

(r) Real Estate.

(i) Neither the Company nor any Subsidiary owns any real property.

(ii) Schedule 2.02(r)(ii) lists each of the real properties leased, subleased, licensed or occupied by the Company or any Subsidiary as tenants, subtenants, licensees or occupants (the “Leased Premises”).  The Leased Premises are leased to the Company or a Subsidiary pursuant to written leases, subleases, licenses or agreements, correct and complete copies of which have previously been made available to Purchaser through the Data Room.  All leases with respect to the Leased Premises are valid, binding and in full force and effect as to the Company and the Subsidiaries, and, to the Company’s knowledge, the other parties thereto, except as limited by the General Enforceability Exceptions.  Neither the Company nor any Subsidiary has received notice that the Company or any Subsidiary is in default thereunder and, to the Company’s knowledge, no default by the other contracting parties has occurred thereunder.  Neither the Company nor any Subsidiary has received notice that any of the improvements comprising the Leased Premises, or the businesses conducted by the Company or any Subsidiary thereon, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building Law, code or ordinance or public utility or other easements.

(iii) To the Company’s knowledge, there are no condemnation Actions or proceedings pending, or to the Company’s knowledge, threatened with respect to the Leased Premises.  Neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any person the right to use or occupy the Leased Premises or any portion thereof.

(s) Intellectual Property.

(i) Schedule 2.02(s)(i) contains a correct, current and complete list of  (A) all Company IP Registrations, and specifying as to each Company IP Registration, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status and (B) all trademarks, service marks, trade names, trade dress, brands, logos and similar designations of source or origin, and all Software, in each case that is included in Company Intellectual Property that is not registered but that is material to the Company's business or operations as currently conducted and as planned to be conducted immediately after the Closing Date. All required assignments, instruments, recordings, filings and fees necessary to establish, record, perfect, and maintain the Company’s ownership interest in the Company IP Registrations have been validly executed, timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing, subsisting and in full force and effect. The Company has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence, assignments, and other materials related to all Company IP Registrations in the Data Room.

(ii) Schedule 2.02(s)(ii) contains a correct, current and complete list of all Company IP Agreements. The Company has provided Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description)

of all Company IP Agreements in the Data Room, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Company IP Agreement is valid and binding on the Company or its Subsidiary that is a party thereto (including, for resolution of doubt, Road-iQ) in accordance with its terms and is in full force and effect. Neither the Company, nor any Subsidiary (including, for resolution of doubt, Road-iQ) nor, to the knowledge of the Company, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice (or other form of notice) of breach or default of or any intention to terminate (including by non-renewal), any Company IP Agreement.

(iii) Except as set forth in Schedule 2.02(s)(iii), the Company (or one of its Subsidiaries, including, for resolution of doubt, Road-iQ) is the sole and exclusive legal and beneficial (and with respect to Company IP Registrations, record), owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Company and each of the Subsidiaries (including, for resolution of doubt, Road-iQ) as currently conducted and as planned to be conducted immediately after the Closing Date, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company and each Subsidiary (including, for resolution of doubt, Road-iQ) has entered into binding, written agreements with each of its respective current and former employees, and with each of its respective current and former independent contractors, whereby each such employee and independent contractor (A) grants to the Company or such Subsidiary (including, for avoidance of doubt, to Road-iQ where Road-iQ is a party thereto) a present, irrevocable assignment of any ownership interest and right they may have in all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or its Subsidiary, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (B) to the extent such Intellectual Property does constitute a “work made for hire” under applicable Law, acknowledges that such Intellectual Property is a “work made for hire”.  The Company has provided Purchaser with true and complete copies of all such agreements in the Data Room.

(iv) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any third party in respect of, the right of the Company and each of its Subsidiaries (including, for avoidance of doubt, Road-iQ) to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the its respective business or operations as currently conducted

(v) All of the Company IP Registrations (other than pending applications for any Company IP Registrations) are subsisting and enforceable and, to the knowledge of the Company, valid. The Company and each of its Subsidiaries (including, for avoidance of doubt, Road-iQ) has taken all reasonable steps to maintain its Company

Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all persons having access thereto to execute written non-disclosure agreements.

(vi) The conduct of the business of the Company and each of its Subsidiaries (including, for avoidance of doubt, Road-iQ) as currently and formerly conducted, and the products, processes and services of the Company and each of its Subsidiaries (including, for avoidance of doubt, Road-iQ) as currently and formerly conducted, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any third party.  To the knowledge of the Company, no third party has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(vii) Except as set forth in Schedule 2.02(s)(vii), there are no Actions (including any oppositions, cancellations, post-grant proceedings, interferences or re-examinations), whether settled, pending or, to the knowledge of the Company, threatened (including in the form of offers to obtain a license): (A) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any person by the Company or of its Subsidiaries (including, for avoidance of doubt, Road-iQ); (B) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the rights of the Company and each of its Subsidiaries (including, for avoidance of doubt, Road-iQ) with respect to any Company Intellectual Property; or (C) by the Company, or any of its Subsidiaries (including, for avoidance of doubt, Road-iQ), or, to the knowledge of the Company, any other person alleging any infringement, misappropriation, dilution or violation by any person of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries (including, for avoidance of doubt, Road-iQ) is aware of any facts or circumstances that could reasonably be expected to give rise to any such Actions. Neither the Company nor any of its Subsidiaries (including, for avoidance of doubt, Road-iQ) is subject to any outstanding or prospective order of any Governmental Authority (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(viii) Except as set forth in Schedule 2.02(s)(viii), none of the Software included in the Company Intellectual Property (including, for avoidance of doubt, any Software developed by or on behalf of Road-iQ) was developed using, includes, incorporates, links to or otherwise requires the use of any open source, free software, or freeware of any kind.  The Company and its Subsidiaries (including, for avoidance of doubt, Road-iQ) have complied with all notice, attribution, and other requirements of each license for the applicable open source, free software, or freeware disclosed in Schedule 2.02(s)(viii).  Neither Company nor any of its Subsidiaries (including, for avoidance of doubt, Road-iQ) has used any open source, free software, or freeware of any kind, including but not limited to any open source, free software, or freeware included in Schedule 2.02(s)(viii),  in a manner that does, will, or would reasonably be expected to, require the (A) disclosure or distribution of any Software included in the Company

Intellectual Property (including, for avoidance of doubt, any Software developed by or on behalf of Road-iQ) in source code form or object code form; (B) license or other provision of any such Software on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant, or other rights under any Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any portion of such Software.

(ix) The Company and its Subsidiaries (including, for avoidance of doubt, Road-iQ) are in actual possession of and have exclusive control over a complete and correct copy of the source code for all Software included in the Company Intellectual Property (including, for avoidance of doubt, any Software developed by or on behalf of Road-iQ).

(x) Other than to third parties who have participated in the development of such Software and who have executed a written non-disclosure agreement before having access to such source code, the Company and its Subsidiaries (including, for avoidance of doubt, Road-iQ) have not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Software included in the Company Intellectual Property (including, for avoidance of doubt, any Software developed by or on behalf of Road-iQ) to any third party, including any escrow agent.

(xi) Schedule 2.02(s)(xi) sets out for a full, complete and accurate list of all of the persons who participated in making, developing, creating, conceiving, reducing to practice and/or improving the Software included in the Company Intellectual Property (including, for avoidance of doubt, any Software developed by or on behalf of Road-iQ), and specifying as to each person, the identification of such Software that such person participated in making, developing, creating, conceiving, reducing to practice and/or improving.

(t) Related Party Transactions.  Schedule 2.02(t) describes each business relationship (excluding employee compensation paid in the ordinary course of business, and other ordinary incidents of employment) existing on the date of this Agreement between the Company and any Subsidiary, on the one hand, and any officer, director, stockholder, Seller or Affiliate of Sellers, on the other hand.

(u) Customers and Suppliers.  Schedule 2.02(u) sets forth (i) the Company’s and the Subsidiaries’ ten (10) largest customers as a percentage of the Company’s and the Subsidiaries’ gross sales (on a consolidated basis) for the fiscal year ended December 31, 2016 (the “Key Customers”), and (ii) the Company’s and the Subsidiaries’ ten (10) largest suppliers as a percentage of the Company’s and the Subsidiaries’ purchases (on a consolidated basis) for the fiscal year ended December 31, 2016 (the “Key Suppliers”).  To the Company’s knowledge, none of the Key Customers or Key Suppliers has, since December 31, 2015, notified any of the Company or any Subsidiary that it has cancelled or materially adversely altered, or intends to cancel or materially adversely alter, its business relationship with the Company or any Subsidiary.

(v) Accounts Receivable. The accounts receivable arising since the Interim Financial Statement Date (i) have arisen from bona fide transactions entered into by the Company and each of its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the Company and each of its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Interim Financial Statement or, with respect to accounts receivable arising after the Interim Financial Statement Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing. The reserve for bad debts with respect to accounts receivable arising after the Interim Financial Statement Date on the accounting records of the Company and its Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(w) Inventory. All inventory of the Company and each of its Subsidiaries, whether or not reflected in the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and its Subsidiaries free and clear of all Liens, except Permitted Liens (all of which shall be discharged as of the Closing), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

(x) Warranty and Product Liability.

(i) Schedule 2.02(x)(i) sets forth a copy of the standard form of product warranty offered by the Company or any of its Subsidiaries, and, other than such standard product warranty or as otherwise set forth on Schedule 2.02(x)(i), neither the Company nor any Subsidiary has offered or provided any express product warranty on any goods or services which any of them has sold since December 1, 2011.

(ii) Schedule 2.02(x)(ii) sets forth a correct and complete listing of:

(A) the amount expended by Company or any of its Subsidiaries from December 1, 2015 through November 30, 2016 in respect of warranty claims which have been made against the Company or any of its Subsidiaries on account of products and services sold; and

(B) except in the case of claims covered by insurance, the amount expended by the Company or any of its Subsidiaries from December 1,

2015 through November 30, 2016 in defending against or satisfying product liability claims which have been made against Company or any of its Subsidiaries on account of the products sold.

(y)  WARN Act.  Neither the Company nor any Subsidiary has caused, nor made any decision to cause, (i) a plant closing or business closing as defined in the WARN Act, affecting any site of employment or one or more operating units within any site of employment of the Company or of any Subsidiary or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act.  Schedule 2.02(y) sets forth the number of employees of the Company and its Subsidiaries in each State whose employment was terminated for any reason or who suffered an “employment loss” for purposes of the WARN Act (i) with respect to those employees in the State of Wisconsin during the sixty (60)-day period ending on the Closing Date, and (ii) with respect all employees (including the State of Wisconsin), during the ninety (90)-day period ending on the Closing Date.

Section 2.03 Individual Representations and Warranties of Sellers

.  As a material inducement to Purchaser’s entering into this Agreement, each Seller, individually and not jointly, represents and warrants with respect to herself, himself or itself, as the case may be, to Purchaser as of the Closing as follows:

(a) Power and Authority.  If such Seller is a limited partnership, then:  (i) such Seller has full power and authority to execute and perform this Agreement; (ii) the execution and delivery of this Agreement by such Seller and the performance by it of all of its obligations under this Agreement have been duly approved by all requisite action of such Seller; and (iii) the approval of such Seller’s partners, for it to execute this Agreement or consummate the transactions contemplated hereby is either not required or has been duly given.  If such Seller is a limited partnership, then such Seller is duly organized, existing and in good standing under the Laws of its jurisdiction of formation.

(b) Conflicts.  Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of (i) its Certificate or Articles of Formation, any Bylaws or similar documents, Limited Partnership Agreement, or other organizational documents, (ii) any Laws applicable to such Seller, or (iii) any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award, to which such Seller is a party or by which such Seller is bound.

(c) Execution and Delivery.  This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as limited by the General Enforceability Exceptions.

(d) Consents and Approvals.  Each Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied contract, under the terms of which the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby by such Seller will (i) result in a Securities Lien on any of the Shares or Options owned by such Seller, (ii) require a consent, approval or notice, (iii) result in a breach, lapse, cancellation, right to terminate, default or acceleration of any right or obligation.

(e) Ownership.  Such Seller owns the number of Preferred Shares, Common Shares and Options listed opposite such Seller’s name on Schedule 2.02(d), free and clear of all Securities Liens, except any transfer restrictions imposed by applicable Laws and such Seller does not own (beneficially or of record) any capital stock, registered capital or other securities of the Company or any Subsidiary, and does not have any subscription, option, warrant, right (including any preemptive right), call, convertible securities or other agreements or commitments of any character relating to the capital stock, registered capital or other securities of the Company or any Subsidiary. Schedule 2.02(d) also shows the correct Percentage Share for such Seller as Preferred Stockholder, as Common Stockholder and as Optionholder (to three decimal places), as applicable. Prior to the Closing, all of the Options listed opposite such Seller’s name on Schedule 2.02(d) shall be terminated and of no further force and effect Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of, and good and marketable title to, the Shares listed opposite such Seller’s name on Schedule 2.02(d), free and clear of all Securities Liens, except any transfer restrictions imposed by applicable Laws.

(f) Brokers and Finders.  No person is or will become entitled, by reason of any contract or arrangement entered into or made by or on behalf of such Seller to receive a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the transactions contemplated by this Agreement.

Section 2.04 Limitation on Warranties

.  Except as expressly set forth in Section 2.02 and Section 2.03, (a) neither the Company nor Sellers make any express or implied warranty of any kind whatsoever, including any representation as to physical condition or value of any of the assets of the Company or any Subsidiary or the future profitability or future earnings performance of the Company and Subsidiaries and (b) no covenants, warranties or representations are made, or have been made, by Sellers, the Company or Cleary Gull or any of their respective representatives or agents with respect to the accuracy or completeness of any information contained in the Confidential Information Memorandum distributed by Cleary Gull (the “Confidential Information Memorandum”) or in the management presentation or Data Room materials distributed by Cleary Gull or the Company and none of them shall have any liability to Purchaser arising out of the use of the information contained in such Confidential Information Memorandum or such management presentation or Data Room materials.  THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN SECTION 2.02 AND SELLERS IN SECTION 2.03 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY, IMPLIED WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLERS AND PURCHASER ACKNOWLEDGE AND AGREE THAT IT IS NOT RELYING ON ANY SUCH OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE EXPRESS OR IMPLIED.  The Company and Sellers hereby disclaim any such other or implied representations and warranties with respect to the assets of the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Purchaser, its Affiliates and their respective officers, directors, employees and representatives of any documentation or other information.  The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement.  Purchaser acknowledges that any estimates, forecasts or projections furnished or made available to it concerning the Company and the Subsidiaries (including the contents of the Confidential Information Memorandum or management presentation and Data Room materials) regarding its properties, business or assets may not have been prepared in accordance with GAAP or standards applicable under the Securities Act, and such estimates, and the estimates reflected in the Financial Statements and the Interim Financial Statements, reflect numerous assumptions, and are subject to material risks and uncertainties.  Purchaser acknowledges that actual results may vary, perhaps materially.  Purchaser further acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Company and the Subsidiaries in making its determinations as to the propriety of the transactions contemplated by this Agreement, and in entering into this Agreement, has relied solely on the representations and warranties of the Company and Sellers expressly contained in this Agreement.  Nothing in this Section 2.04 shall limit the rights or remedies of Purchaser or any Purchaser Indemnitee under applicable Law for matters involving fraud (as defined by statute or the common law) or a fraudulent misrepresentation.

Section 2.05 Definition of Knowledge.  For the purposes of this Agreement, (a) the knowledge of the Company or words of similar import shall mean the actual knowledge as of the date hereof and as of the Closing Date of each of Richard C. Tuttle (Chairman of the Board), Jeffery Porter (President and Chief Executive Officer), Timothy Rintelman (Chief Financial Officer), Dan McGrew (VP of Operations) and Mark Moeller (Chief Technology Officer), and (b) the knowledge of Purchaser or words of similar import shall mean the actual knowledge as of the date hereof and as of the Closing Date of each of August M. Vlak (Chief Executive Officer and President) and John L. Sullivan, III (Chief Financial Officer and Vice President).

ARTICLE III
[INTENTIONALLY OMITTED]

ARTICLE IV
CLOSING DELIVERIES; OTHER EVENTS OCCURING AS OF THE CLOSING

Section 4.01 Purchaser’s Closing Deliveries.  At the Closing, Purchaser shall deliver to the Seller Representative each of the following:

(a) a copy of the Certificate of Incorporation of Purchaser, certified as of a recent date by the Secretary of State for the State of Connecticut;

(b) a certificate of good standing of Purchaser, issued as of a recent date by the Secretary of State for the State of Connecticut;

(c) a certificate of the Secretary or Assistant Secretary of Purchaser, dated as of the Closing Date, as to (i) no amendments to the Certificate of Incorporation of Purchaser since the date specified in the Certificate of Incorporation delivered pursuant to Section 4.01(a), (ii) the Bylaws of Purchaser, (iii) the resolutions of the Board of Directors of Purchaser authorizing the execution and performance of this Agreement and the transactions contemplated hereby, and (iv) the incumbency and signatures of the officers of Purchaser executing this Agreement and any other agreement or certificate executed by Purchaser in connection with the Closing;

(d) the Escrow Agreement, executed by Purchaser;

(e) the conditional binder with respect to the R&W Insurance Policy.

Any agreement or document to be delivered to the Seller Representative pursuant to this Section 4.01 shall be in form and substance reasonably satisfactory to the Seller Representative.

Section 4.02 Company’s Closing Deliveries.  At the Closing, the Seller Representative, on behalf of the Sellers, shall deliver to Purchaser each of the following:

(a) stock certificates and a stock power for all of the Shares, duly executed by each applicable Seller (such stock certificates representing all of the Shares);

(b) a copy of (i) the Certificate of Incorporation of each of the Company, Velvac and Velvac International, (ii) the Certificate of Formation of Road-iQ, in each case (i) and (i), as amended and certified as of a recent date by the Secretary of State of the State of Delaware, and (iii) in the case of Reynosa, the Articles of Formation certified as true, complete and correct by a Company officer;

(c) a certificate of good standing of each of the Company, Velvac, Velvac International and Road-iQ, each issued as of a recent date by the Secretary of State of the State of Delaware and a certificate of good standing or equivalent certificate for Reynosa from the Governmental Authority in its jurisdiction of organization;

(d) a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, as to (i) no amendments to the Certificate of Incorporation or Formation, as applicable, of the Company, Velvac, Velvac International and Road-iQ since the date specified in the Certificates of Incorporation or Formation, as applicable, delivered pursuant to Section 4.02(b), (ii) the Bylaws, as amended, of each of the Company, Velvac and Velvac International and the Limited Liability Company Operating Agreement, as amended, of Road-iQ, (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated hereby, and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement or certificate executed by the Company in connection with the Closing;

(e) a statement certifying that the Company is not, and has not been during the shorter of the periods specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code;

(f) the Escrow Agreement, executed by the Seller Representative and the Escrow Agent;

(g) pay-off letters (the “Pay-Off Letters”) in a form reasonably satisfactory to Purchaser, with respect to the pay-off amounts of the Indebtedness of the Company and the Subsidiaries, including the Indebtedness identified on Schedule 4.02(g), and all Liens and guarantees related to such Indebtedness shall either be terminated and released or the Pay-Off Letters shall specify they will be so terminated and released after satisfaction of the conditions specified therein (in a fashion that will not adversely impact the availability or material terms of any financing arrangements of Purchaser with respect to the transactions contemplated hereby) and Purchaser shall have received evidence of the foregoing reasonably satisfactory to it;

(h) Employment Agreements, executed by Jeffery Porter, Dan McGrew, Andrew Worley, Mark Moeller, Timothy Rintelman, Christian Slesak, Paul Hughes, Herb Brown, Tim McMahon, Jeff Steinbach, Chris Edgington and Rory McLeod each in favor of the Company, dated and effective as of the Closing Date (the “Employment Agreements”);

(i) a Confidentiality Agreement, executed by each Seller (other than Jeffery Porter) in favor of Purchaser, dated and effective as of the Closing Date (each a “Seller Party Confidentiality Agreement”);

(j) a release, executed by each Seller in favor of the Company and its Subsidiaries (each a “Seller Party Release”) dated and effective as of the Closing Date;

(k) resignations from each of the officers and directors of the Company and each Subsidiary (and in the case of Reynosa, from the persons holding the equivalent positions) dated and effective as of the Closing Date;

(l) stock certificates (or lost certificate affidavits, in lieu thereof) for all the issued and outstanding capital stock of each of the Subsidiaries in favor of the Company or Subsidiary who is the sole owner thereof, as applicable;

(m) the original stock book and minute book (and in the case of Reynosa, the equivalent records) of each of the Subsidiaries;

(n) the Termination of Management Agreement executed by Prospect Partners, L.L.C. and the Company (the “Termination of Management Agreement”);

(o) complete and correct copies of all the Required Consents.

Any agreement or document to be delivered to Purchaser pursuant to this Section 4.02 shall be in form and substance reasonably satisfactory to Purchaser.

Section 4.03 Termination of Certain Agreements.  The parties hereby agree that effective as of Closing, and without any further action, the following agreements are hereby terminated, and the Company and each Seller a party thereto agrees that any requirement or condition therein which was or could be a condition to such Seller’s or the Company’s obligations or performance of its respective obligations under this Agreement which has not been met, satisfied or waived, is hereby waived:

(a) Executive Securities Agreement, made as of February 26, 2008, by and among the Company and John Backovitch;

(b) Executive Securities Agreement, made as of August 31, 2005, by and among the Company and Jeffery Porter; and

(c) Investor Securities Agreement, made as of August 31, 2005, by and among the Company and Prospect Partners II, L.P.

ARTICLE V
POST-CLOSING AGREEMENTS

Section 5.01 Access to Records.  Purchaser shall cause the Company and the Subsidiaries to provide access to the books and records of the Company and the Subsidiaries to the Seller Representative on behalf of the Sellers, and its designees or representatives, for purposes of each Seller’s compliance with such Seller’s obligations under Section 5.04 and such Seller’s defending indemnification claims pursuant to Article VI at all reasonable times during normal business hours, for a six (6) year period after the Closing Date, in each case, to the extent relating to the business of the Company or any Subsidiary prior to the Closing Date, as reasonably required by Seller Representative.  As used in this Section 5.01, the right of access includes the right to make extracts or copies, at Seller Representative’s cost.

Section 5.02 Compliance with WARN Act.  In reliance on the truth and accuracy of the Company’s representations and warranties in Section 2.02(y), Purchaser agrees that it will not, and will cause the Company and the Subsidiaries to not, cause any of the employees of the Company and the Subsidiaries to suffer an “employment loss” for purposes of the WARN Act if such employment loss would create any liability for Sellers in their capacity as such under the WARN Act.  For avoidance of doubt, no past or current employee of the Company or any Subsidiary, nor any of such employee’s heirs, personal representatives, administrators, successors or assigns, shall be entitled to rely on, be entitled to assert any claim with respect to, or otherwise have any third-party beneficiary rights with respect to, Purchaser’s covenants in this Section 5.02 or Purchaser’s representations and warranties in Section 2.01(f).

Section 5.03 Officers and Directors Liability.

(a) From and after the Closing Date, Purchaser shall cause the Company and the Subsidiaries to:  (i)  maintain in effect for a period of six (6) years from the Closing Date those provisions (the “Indemnification Provisions”) contained in each of Company’s and/or a Subsidiary’s organizational documents which are in effect on the Closing Date to the extent such provisions provide for the Company or a Subsidiary to indemnify and hold harmless each present or former officer, director, or shareholder or partner of the Company or any Subsidiary or any present or former officer, director, employee, agent or trustee of any Benefit Plan (each, an “Officer”) from and against any losses, claims, damages, liabilities, judgments, costs, expenses (including reasonable attorneys’ fees), fines and settlements in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action by or omission of such Officer occurring on or prior to the Closing Date whether asserted or commenced prior to, on or after the Closing Date to the full extent required or permitted by the Indemnification Provisions (each, a “D&O Claim”), other than a D&O Claim against any past or present Officer who is a Seller and which such D&O Claim has arisen or arises out of, or has related or relates to, a claim asserted by any other Seller (or such other Seller’s heirs, executors, personal representatives, successors and assigns)  with respect to the transactions contemplated by this Agreement (each, a "Released D&O Claim"), all such Released D&O Claims to be released pursuant to the Seller Party Release of each Seller delivered pursuant to Section 4.02(k) at the Closing; (ii) honor such Indemnification Provisions and advance expenses to the Officers in connection with each D&O Claim other than the Released D&O Claims to the full extent required or permitted by the Indemnification Provisions; and (iii) following the Closing obtain, and for a period of six (6) years after the Closing, maintain a tail policy (the “D&O Tail Policy”) to the current director and officer liability insurance policy maintained by the Company and identified in Schedule 2.02(g).

(b) The provisions of this Section 5.03 are intended to be for the benefit of, and shall be enforceable by, each of the parties described in this Section 5.03, their heirs and their personal representatives and shall be binding on all successors and permitted assigns of the Company, the Subsidiaries and Purchaser.  Purchaser shall cause the surviving or resulting entity of any merger, consolidation or similar transaction involving the Company or any Subsidiary to assume the obligations of such Company or Subsidiary imposed by this Section 5.03.

Section 5.04 Tax Matters.

(a)           Liability for Taxes.

(i) Each Seller shall be severally liable for and pay any Income Taxes due in respect of, and shall be responsible for the Seller Representative’s preparation and filing of, the Tax Returns to be prepared by Seller Representative under Section 5.04(b)(i); provided, however, that Sellers shall not be liable for or pay, and shall not indemnify or hold harmless any Purchaser Indemnitee from and against, (A) any Taxes to the extent of the amount taken into account as a liability or reserve for Taxes in computing the Final Aggregate Purchase Price; (B) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Securities or the deemed purchase of shares of any Subsidiary or that result from Purchaser, any Affiliate of Purchaser, the Company or any Subsidiary engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company or any Subsidiary for Tax purposes and (C) any Taxes imposed on the Company or any Subsidiary as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing.

(ii) Sellers shall be entitled to any refund of (or credit against) Income Taxes allocable to any Pre-Closing Tax Period.  Upon the request of the Seller Representative, Purchaser shall (or cause its Affiliates to) take such steps as may be reasonably available to secure any such refund or credit and to carry back items of loss, deduction or credit from Pre-Closing Tax Periods, including the filing of amended Tax Returns or an IRS Form 1139.  Purchaser shall inform the Seller Representative shortly after the end of each calendar year as to whether any such refund or credit is, or with the taking of action, would be, available.

(iii) Subject to Section 5.04(a)(i), Purchaser and, after the Closing, the Company shall be liable for and pay all Taxes imposed on the Company or any Subsidiary.

(iv) For purposes of Section 5.04(a)(i), whenever it is necessary to determine any refund of (or credit against) Taxes of the Company or any Subsidiary for the portion of a Straddle Period that ends on or before the Closing Date, the determination shall be made by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or any Subsidiary for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and the Subsidiaries were closed at the close of the Closing Date; provided, however, that (A) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (B) exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two (2) taxable years or periods on a daily basis.

(v) Purchaser and Sellers shall each be liable for and pay one-half of the amount any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(vi) Notwithstanding anything to the contrary herein, Sellers and Purchaser agree that Sellers make no representation, warranty, and provide no other assurance, with respect to the amount of any Tax Attributes of the Company or any Subsidiary, or with respect to the availability on and after the Closing Date of any Tax Attributes of the Company or any Subsidiary.  Sellers shall have no liability for any Taxes resulting from or arising with respect to any sale of the Company or any Subsidiary (or any assets thereof) following the Closing Date.

(vii) Any and all deductions related to (A) any exercise, or cancellation pursuant to Section 1.02, of an Option that occurs on or prior to the Closing Date (including any deduction for any payment in respect of any such Option, regardless of when such payment is made), (B) any bonuses paid on or prior to the Closing Date in connection with the transactions contemplated hereby, (C) expenses with respect to Indebtedness being paid in connection with the Closing, and (D) all transaction expenses and payments that are deductible for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants, investment bankers and the Seller Representative (such  deductions described in clauses (A) through (D), the “Transaction Tax Deductions”) shall be claimed in a taxable period ending on or prior to the Closing Date, except as otherwise required by applicable Law.

(viii) To the extent it is established in accordance with the procedures set forth in this Section 5.04(a)(viii), that any Transaction Tax Deduction results in a reduction of the federal, state or local income, franchise or similar Taxes of the Company, any Subsidiary, Purchaser or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or any Straddle Period (each such reduction, a “Tax Reduction”), then Purchaser shall pay to Sellers an amount equal to such Tax Reduction.  Purchaser shall be required to claim, and to cause the Company, any Subsidiary, any Affiliate or successor thereof to claim, a deduction or similar Tax item (and to claim no income, gain or similar Tax item) with respect to a Transaction Tax Deduction unless there is no reasonable basis for doing so under the standards of Section 6662 of the Code.  Any dispute regarding whether the standard set forth in the preceding sentence is met, or regarding the calculation of the Tax Reduction, shall be referred to a mutually acceptable independent accounting firm for final resolution.  Payment of any Tax Reduction shall be made at the due date for filing the Tax Return (after taking into account extensions) for the taxable year or period in which the Tax Reduction in question occurs, together with interest on the amount of such payment computed at the applicable federal rate (determined under Section 1274 of the Code) from the due date for filing such Tax Return (without taking into account extensions) through the date of payment.  Sellers shall refund to Purchaser any Tax Reduction to the extent it has been paid by Purchaser to Sellers but is subsequently disallowed.

(b)           Tax Returns.

(i)           Seller Representative shall timely prepare and file, or cause to be timely prepared and filed, when due (taking into account all extensions properly obtained) all Tax Returns with respect to Income Taxes and VDA Taxes that are required to be filed by or with respect to the Company or any Subsidiary for any taxable year or period of the Company or any Subsidiary that ends on or before the Closing Date.  Purchaser shall remit or cause to be remitted any Taxes due in respect of Tax Returns to be filed by Seller Representative pursuant to this Section 5.04(b)(i); provided, however, that Sellers shall reimburse Purchaser the Taxes for which Sellers are liable pursuant to and in accordance with Section 5.04(a)(i) provided, further that Seller Representative and Purchaser shall reasonably cooperate in causing the Company to avail itself of any procedure that would result in an extension of time for payment of such Taxes (including the filing of an IRS Form 1138).  Purchaser shall assist the Seller Representative in preparing any Tax Returns which Seller Representative is responsible for preparing and filing in accordance with this Section 5.04(b)(i), and in connection therewith, provide the Seller Representative with any necessary powers of attorney.

(ii)           Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns (including those relating to Straddle Periods) that are permitted or required to be filed by or with respect to the Company or any Subsidiary after the Closing Date, other than the Tax Returns described in Section 5.04(b)(i), and Purchaser and the Company shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  With respect to Tax Returns to be filed by Purchaser pursuant to this Section 5.04(b) that relate to any Pre-Closing Tax Period, (A) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in preparing and filing similar Tax Returns and (B) such Tax Returns shall be submitted to the Seller Representative not less than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Seller Representative (not to be unreasonably withheld, delayed or conditioned).

(iii)           None of Purchaser, the Company, any Subsidiary or any Affiliate of Purchaser shall amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company or any Subsidiary with respect to any Pre-Closing Tax Period without the prior written consent of the Seller Representative (not to be unreasonably withheld, delayed or conditioned), or take any other action that would reduce any Tax benefit in respect of any Pre-Closing Tax Period or any Tax Reduction.

(b) Contest Provisions.

(i) Purchaser shall promptly notify the Seller Representative in writing upon receipt by Purchaser, any of its Affiliates, or, after the Closing Date, the Company or any Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any Pre-Closing Tax Period.

(ii) From and after the Closing, Seller Representative shall have the sole right to represent the Company’s and the Subsidiaries’ interests in any Tax audit or administrative or court proceeding relating to a Pre-Closing Tax Period (other than a Straddle Period), and to employ counsel of Seller Representative’s choice at Seller Representative’s expense; provided, further, that Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such audit or proceeding.  From and after the Closing, Purchaser shall have the sole right to represent the Company’s and the Subsidiaries’ interests in any Tax audit or administrative or court proceeding relating to a Straddle Period, and to employ counsel of Purchaser’s choice at Purchaser’s expenses; provided, however, that the Seller Representative and its representatives shall be permitted, at the Seller Representative’s expense, to be present at, and participate in, any such audit or proceeding relating to a refund of (or credit against) Income Taxes allocable to such Pre-Closing Tax Period.  None of Purchaser, any of its Affiliates, the Company or any Subsidiary shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes in respect of any Pre-Closing Tax Period or any Tax Reduction, without the prior written consent of the Seller Representative (not to be unreasonably withheld, delayed or conditioned).

(c) Subject to Limitations on Sellers’ Indemnification Obligations.  Notwithstanding anything to the contrary contained in this Section 5.04, the provisions of Section 6.01(b), Section 6.02, and Sections 6.05 through and including 6.15 (as provided therein) shall also apply to each Seller’s obligations under this Section 5.04.

Section 5.05 Post-Closing Payments with respect to Options

.  After the Closing, Purchaser agrees to cooperate with the Seller Representative, at the Seller Representative’s request, to cause the Company or any Subsidiary to receive funds from, or as directed by, the Seller Representative with respect to, or related to, any amounts intended to be paid pursuant to this Agreement to the Optionholders (including pursuant to any adjustment to the Aggregate Purchase Price pursuant to Section 1.04, the payment of any Milestone Payment pursuant to Section 1.07 or pursuant to the Escrow Agreement) and deliver such funds to Optionholders after withholding and deducting amounts that the Company or any Subsidiary is required to withhold under the Code or any other provision of Tax Law.  For all purposes of this Agreement, if a provision requires or provides for a payment to be made by the Company to the Optionholders pursuant to Article I, Article VI or otherwise under this Agreement, and such Optionholder does not have a current or past employment relationship with the Company or its Subsidiaries, Seller Representative may, or may direct Purchaser to, make payment directly to such Optionholder (and not through the Company or its Subsidiaries) by wire transfer of immediately available funds pursuant to instructions furnished by such Optionholder or Seller Representative.  To the fullest extent permissible, payments to the Optionholders under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and to the extent that any payment hereunder is or becomes subject to Section 409A, this Agreement is intended to comply with the applicable requirements thereof.  This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.  In furtherance (and without limiting the generality) of the foregoing, (i) each payment made in respect of the Options is intended to constitute a separate payment within the meaning of Code Section 409A, and (ii) to the extent Optionholders receive payments in respect of their Options pursuant to an Escrow Account disbursement and such payments are subject to Section 409A, such payments are intended to comply with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).

Section 5.06 Company Group Obligations.  Purchaser shall cause each of the Company and the Subsidiaries to comply with all obligations binding on the Company or any Subsidiary, as applicable, under this Agreement as of Closing.

Section 5.07 R&W Insurance Policy.  Promptly following issuance of the R&W Insurance Policy, Purchaser shall provide a complete copy to the Seller Representative.

Section 5.08 Further Assurances

.  As and when required by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting party’s expense, all such further or other actions, as such other party may reasonably deem necessary or desirable to transfer and convey the Securities to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

ARTICLE VI
INDEMNIFICATION

Section 6.01 Sellers’ Indemnification Obligations.  Following the Closing, and subject to the provisions of Section 6.02, and Section 6.05 through and including 6.15, each Seller shall indemnify and hold harmless Purchaser, the Company, and each of the Subsidiaries, the officers, directors, members, managers, employees and agents of Purchaser, the Company, and each of the Subsidiaries, and the heirs, personal representatives, its successors and assigns of each of the foregoing (each a “Purchaser Indemnitee” and, collectively, the “Purchaser Indemnitees”) against and from, any and all Damages incurred or sustained by, or imposed upon, any of Purchaser Indemnitees, based upon, as a result of, or arising from:

(a) any breach of any representation or warranty made to Purchaser by the Company in Section 2.02 or by any Seller in Section 2.03; provided, however, that to the extent that a breach of any of the representations or warranties contained in Section 2.03, is by a particular Seller, only the Seller whose representations or warranties were so breached shall have an obligation of indemnification under this Section 6.01(a) with respect to such breach; and

(b) any breach by any Seller or Seller Representative of, or failure of any Seller or Seller Representative to comply with, any covenant or obligation under this Agreement to be performed by such Seller after the Closing Date (including obligations under Section 1.05(e) , Section 5.04 and this Article VI); provided, however, that, to the extent that such breach is by a particular Seller, only the Seller whose covenant or obligation was so breached shall have an obligation of indemnification under this Section 6.01 with respect to such breach.

Section 6.02 Limitations on Sellers’ Obligations.  Notwithstanding anything to the contrary set forth in this Agreement (but subject in each case to the provisions of Section 6.13),

Sellers’ obligations pursuant to the provisions of this Article VI are subject to the following limitations and conditions:

(a) The Purchaser Indemnitees shall not be entitled to indemnification under Section 6.01(a) if, with respect to any individual item (or series of related items) of Damages, such item is less than $25,000 (“Minor Claim”); provided that the limitation set forth in this Section 6.02(a) shall not apply to any breach of the Fundamental Representations, the Tax Representations, or the Broker Representations.

(b) The Purchaser Indemnitees shall not be entitled to indemnification under Section 6.01(a) until the aggregate amount of all Damages (excluding Minor Claims) for which the Purchaser Indemnitees are entitled to indemnification thereunder exceeds $395,000 (the “Deductible”), and then only for the excess over the Deductible; provided that the limitation set forth in this Section 6.02(b) shall not apply to any breach of a Fundamental Representation, the Tax Representations or the Broker Representations.

(c) The Purchaser Indemnitees’ sole and exclusive source of recovery for Damages pursuant to Section 6.01(a) (other than with respect to a breach of the Fundamental Representations, the Tax Representations, the Broker Representations (all of which, for clarity's sake, are subject to Section 6.02(d)) or the Road-iQ Representations (which, for clarity’s sake, are subject to Section 6.02(f))) from any Common Stockholder or Optionholder shall be from the Indemnity Escrow Amount held pursuant to the Escrow Agreement, to the extent that the funds representing the Indemnity Escrow Amount have not been released to the Sellers in accordance with the terms of this Agreement (it being understood that Purchaser Indemnitees shall not be permitted to seek recovery with respect to such Damages directly from Sellers).

(d) The maximum amount of Damages that the Purchaser Indemnitees are entitled to recover from any Common Stockholder or Optionholder pursuant to (i) Section 6.01(a) with respect to a breach of the Fundamental Representations, the Tax Representations or the Broker Representations, and (ii) pursuant to Section 6.01(b), shall not, in the aggregate, exceed such Common Stockholder’s or Optionholder’s Overall Common Cap Amount.

(e) The maximum amount of Damages that the Purchaser Indemnitees are entitled to recover from any Preferred Stockholder with respect to a breach of any of the Fundamental Representations, the Tax Representations or the Broker Representations or pursuant to Section 6.01(b) shall not exceed such Preferred Stockholder’s Overall Preferred Cap Amount.

(f) Purchaser’s sole and exclusive source of recovery for Damages for a breach of the Road-iQ Representations shall be from the Indemnity Escrow Amount, and Purchaser’s right of set-off against Milestone Payments as provided under Section 1.07(g) and Section 6.05(a)(iv).

(g) No Purchaser Indemnitee shall be entitled to recover under this Article VI:

(i) except in the case of fraud (as defined by statute or the common law) or fraudulent misrepresentation, with respect to consequential, indirect, special, punitive or exemplary damages, except to the extent such damages are actually awarded to a Governmental Authority or other third party; or

(ii) to the extent the matter in question, (A) taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected in the Closing Statement or (B) is taken into account in the determination of the Aggregate Purchase Price.

(h) The recovery by the Purchaser Indemnitees under this Agreement shall be net of any reimbursement actually received from any insurance carrier (other than proceeds from the R&W Insurance Policy) or other third person (net of increased premiums and costs reasonably incurred by the Purchaser Indemnitees in seeking or obtaining such reimbursement), in either case, in connection with the Damages that form the basis of the Purchaser Indemnitee’s claim for indemnification hereunder.

(i) No Purchaser Indemnitee shall be entitled to recover under Section 6.01 unless a notice with respect to the Direct Claim or Third Party Claim shall have been delivered as provided in Section 6.06(a) or Section 6.07, as applicable, within the Applicable Limitation Period, if applicable to such Direct Claim or Third Party Claim; provided, however, that if such notice is so delivered in accordance with the foregoing, such Direct Claim or Third Party Claim for indemnification shall survive until it has been fully resolved.

(j) Nothing in the foregoing provisions of Section 6.02 shall in any way limit any Purchaser Indemnitee from making, or require any Purchaser Indemnitee to make, a claim under the R&W Insurance Policy or to have received any proceeds thereunder.

Section 6.03 Purchaser’s and the Company’s Indemnification Obligations.  Following the Closing, and subject to the provisions of Section 6.04 and Section 6.06 through and including 6.15, Purchaser and the Company, shall jointly and severally indemnify and hold harmless each Seller, (and, if Seller is a limited partnership, its general partner and the officers, directors, employees and agents of such Seller and of its general partner), and the heirs, personal representatives, successors and assigns of each of them (each a “Seller Indemnitee” and, collectively, the “Seller Indemnitees”) against and from, any and all Damages incurred or sustained by, or imposed upon any Seller Indemnitee based upon, as a result of, or arising from:

(a) any breach of any representation or warranty made by Purchaser to Sellers in Section 2.01; and

(b) any breach by Purchaser of, or failure of Purchaser to comply with, any covenant or obligation under this Agreement to be performed by Purchaser or the Company after the Closing (including its obligations under this Article VI).

Section 6.04 Limitations on Purchaser’s and the Company’s Obligations.  Notwithstanding anything to the contrary set forth in this Agreement (but subject, in each case, to the provisions of Section 6.13), Purchaser’s and the Company’s obligations pursuant to the provisions of this Article VI are subject to the following limitations and conditions:

(a) The Seller Indemnitees shall not be entitled to indemnification under Section 6.03(a) if, with respect to any individual item (or series of related items) of Damages, such item is less than $25,000 (“Seller Minor Claim”); provided that the limitation set forth in this Section 6.04(a) shall not apply to any breach of the representations and warranties set forth in Section 2.01(a), Section 2.01(d), Section 2.01(e) or Section 2.01(g).

(b) The Seller Indemnitees shall not be entitled to indemnification under Section 6.03(a) until the aggregate amount of all Damages (excluding Seller Minor Claims) for which the Seller Indemnitees are entitled to indemnification thereof exceeds $395,000 (the “Seller Deductible”), and then only for the excess over the Seller Deductible; provided that the limitation set forth in this Section 6.04(b) shall not apply to any breach of the representations and warranties set forth in Section 2.01(a), Section 2.01(d), Section 2.01(e) or Section 2.01(g).

(c) The maximum amount of Damages that the Seller Indemnitees are entitled to recover pursuant to Section 6.03(a) shall not exceed $5,000,000; provided that the limitation set forth in this Section 6.04(c) shall not apply to any breach of the representations and warranties set forth in Section 2.01(a), Section 2.01(d), Section 2.01(e) or Section 2.01(g), for which the maximum amount of Damages that the Seller Indemnitees are entitled is the Aggregate Purchase Price. The maximum amount of Damages that the Seller Indemnitees are entitled to recover pursuant to Section 6.03(b) shall not exceed the Aggregate Purchase Price.

(d) The recovery by the Seller Indemnitees under this Agreement shall be net of any reimbursement actually received from any insurance carrier  or other third person (net of costs reasonably incurred by the Seller Indemnitees in seeking such reimbursement), in either case, in connection with the Damages that form the basis of the Seller Indemnitee’s claim for indemnification hereunder.

(e) Except in the case of fraud (as defined by statute or the common law) or fraudulent misrepresentation, no Seller Indemnitee shall be entitled to recover under this Article VI with respect to consequential, indirect, special, punitive or exemplary damages, except to the extent such damages are actually awarded to a Governmental Authority or other third party.

(f) No Seller Indemnitee shall be entitled to recover under Section 6.03 unless a notice with respect to the Direct Claim or Third Party Claim shall have been delivered as provided in Section 6.06(a) or Section 6.07, as applicable, within the Applicable Limitation Period, if applicable to such Direct Claim or Third Party Claim; provided, however, that if such notice shall have been so delivered in accordance with the foregoing, such Direct Claim or Third Party Claim for indemnification shall survive until it has been fully resolved.

Section 6.05 Satisfaction of Certain Purchaser Damages.

(a) All Damages of the Purchaser Indemnitees pursuant to Section 6.01(a) with respect to a breach by the Company of its representations under Section 2.02, shall be satisfied in accordance with the following provisions:

(i) The Purchaser Indemnitees shall not be entitled to recover until Damages pursuant to Section 6.01(a) exceed the Deductible, except for breaches of Fundamental Representations, Tax Representations and the Broker Representations;

(ii) The Indemnity Escrow Amount held pursuant to the Escrow Agreement shall be the source of funds to satisfy such Damages in excess of the amount of such Damages for which the Purchaser Indemnitees are not entitled to recover pursuant to Section 6.05(a)(i) (other than for breaches of Fundamental Representations, the Tax Representations or the Broker Representations, which Damages shall be satisfied out of the Indemnity Escrow Amount held pursuant to the Escrow Agreement without regard to the Deductible and as provided in Section 6.05(a)(iii));

(iii) If and only if the Damages in question have arisen with respect to the breach of Fundamental Representations, Tax Representations or Broker Representations made by the Company, then:

(A) to the extent that the Retention Amount is in excess of zero dollars, the Common Stockholders and Optionholders shall be responsible for satisfying such Damages which are not satisfied from the Indemnity Escrow Amount held pursuant to the Escrow Agreement up to the amount of such excess;

(B) in the event that the aggregate amount of all Damages pursuant to Section 6.01(a) and all Damages pursuant to Section 6.01(b) with respect to a breach of Sellers’ and the Seller Representative’s respective covenants in Sections 5.04(a)(i) and 5.04(b)(i) exceed the R&W Policy Coverage Limit, then:

(1) the Common Stockholders and Optionholders, in accordance with their respective Percentage Share, shall be responsible for satisfying such Damages for breaches of Fundamental Representations, Tax Representations or Broker Representations made by the Company, subject to the limitations set forth in Section 6.02(d); and

(2) the Preferred Stockholders, in accordance with their respective Percentage Share, shall be responsible for satisfying the Damages for such breaches of Fundamental Representations, Tax Representations or Broker Representations made by the Company to the extent that the amount thereof exceeds the sum of the amount of Damages satisfied pursuant to clause (1) immediately above, subject to the limitations set forth in Section 6.02(e).

(C) in the event the Damages in question have arisen with respect to the breach of  Tax Representations and out of a matter covered by the R&W Policy Tax Exclusion, in addition to Sellers’ responsibility for such Damages as set forth under subparagraphs (A) and (B) above, the remaining balance of the Administrative Account Amount shall be available to satisfy such Damages, provided that an  AA Notice shall have been delivered or transmitted to the Seller Representative as to such Damages on or before June 30, 2018; and

(D) for clarity’s sake, each such Indemnifying Party’s responsibility for Damages under this Section 6.05(a)(iii) shall not be conditioned upon or require (1) any other Indemnifying Party’s satisfaction of such Damages, (2) any Purchaser Indemnitee to make a claim with respect to such Damages under the R&W Insurance Policy or (3)  the satisfaction of any such Damages pursuant to the R&W Insurance Policy or otherwise by the R&W Insurer.

(iv) If the Damages in question have arisen out of any Seller’s obligations under Section 6.01(a) with respect to a Road-iQ IP Representation, then upon notice to the Seller Representative specifying in reasonable detail the basis therefor, Purchaser (for itself or on behalf of any Purchaser Indemnitee) shall have the right to set off the amount of such Damages against any Milestone Payments which may hereafter become payable pursuant to Section 1.07; provided that to the extent such Damages are ultimately determined to not have been due and owing by Sellers under Section 6.01(a), Purchaser shall promptly deliver any amounts so set off to the Seller Representative (on behalf of the Common Stockholders) and the Company (on behalf of the Optionholders) (together with interest from and including October 31 of the year in which the Milestone Payment was originally due, and including the date such payment has been made, at The Wall Street Journal Prime Rate, as in effect from time to time, plus two (200) hundred basis points; such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding); and the Seller Representative shall promptly pay to each of the Common Stockholders such Common Stockholder’s Percentage Share of such payment and the Company shall promptly pay to each of the Optionholders such Optionholder’s Percentage Share of such payment (subject to applicable withholding as set forth in Section 1.02).

(b) All Damages of the Purchaser Indemnitees with respect to claims under Section 1.05(e) (and indemnification claims with respect thereto under Section 6.01(b)), shall be satisfied as follows:

(i) The Working Capital Escrow Amount held pursuant to the Escrow Agreement shall be the source of funds to satisfy the amount due to Purchaser under Section 1.05(e);

(ii) the Common Stockholders and Optionholders, in accordance with their respective Percentage Share, shall be responsible for satisfying such Damages to the extent that the amount thereof exceeds the amount of such Damages actually satisfied from the Working Capital Escrow Amount held pursuant to the Escrow Agreement, subject to the limitations set forth in Section 6.02(d); and

(iii) the Preferred Stockholders, in accordance with their respective Percentage Share, shall be responsible for satisfying such Damages to the extent the amount thereof exceeds the sum of (A) the amount of such Damages actually satisfied from the Working Capital Escrow Amount held pursuant to the Escrow Agreement, plus (B) the aggregate amount which the Common Stockholders and Optionholders are responsible for satisfying pursuant to clause (b)(ii) above, subject to the limitations set forth in Section 6.02(e);

provided, however, that for clarity’s sake, each such Indemnifying Party’s responsibility for the amount due to Purchaser under Section 1.05(e) under this Section 6.03(b) shall not be conditioned upon or require any other Seller’s satisfaction of such Damages.

(c) All Damages of the Purchaser Indemnitees pursuant to Section 6.01(b), other than solely with respect to a breach by any particular Seller of such Seller’s own covenants or obligations under this Agreement, shall be satisfied as follows:

(i) the Common Stockholders and Optionholders, in accordance with their respective Percentage Share, shall be responsible for satisfying such Damages, subject to the limitations set forth in Section 6.02(d);

(ii) the Preferred Stockholders, in accordance with their respective Percentage Share, shall be responsible for satisfying such Damages to the extent the amount thereof exceeds the amount of such Damages which the Common Stockholders and Optionholders are responsible for satisfying pursuant to clause (c)(i) above, subject to the limitations set forth in Section 6.02(e); and

(iii) in the event the Damages in question have arisen with respect to the breach of the covenants of the Seller Representative in Section 5.04(b)(i) and out of a matter covered by the R&W Policy Tax Exclusion, the remaining balance of the Administrative Account Amount shall be available to satisfy such Damages, provided that an AA Notice shall have been delivered or transmitted as to such Damages on or before June 30, 2018 (it being understood that no Purchaser Indemnitee shall be required to seek or receive satisfaction of such Damages pursuant to clauses (i) or (ii) immediately above as a condition to the availability of, or payment from, the remaining balance of the Administrative Account Amount pursuant to this clause (iii)).

provided, however, that for clarity’s sake, each such Indemnifying Party’s responsibility under this Section 6.05(c) for Damages shall not be conditioned upon or require any other Indemnifying Party’s satisfaction of such Damages.

(d) All Damages of the Purchaser Indemnitees pursuant to Section 6.01(a) with respect to a breach by any particular Seller of such Seller’s own representations and warranties under Section 2.03 shall be satisfied in accordance with the following provisions:

(i) The Purchaser Indemnitees shall not be entitled to recover until Damages pursuant to Section 6.01(a) exceed the Deductible, except for breaches of Sellers’ Fundamental Representations and the Sellers’ Broker Representations;

(ii) The Indemnity Escrow Amount held pursuant to the Escrow Agreement shall be the source of funds to satisfy such Damages in excess of the amount of such Damages for which the Purchaser Indemnitees are not entitled to recover pursuant to Section 6.05(d)(i), (other than for breaches of Sellers’ Fundamental Representations and the Sellers’ Broker Representations, which Damages shall be satisfied out of the Indemnity Escrow Amount held pursuant to the Escrow Agreement without regard to the Deductible and as provided in Section 6.05(d)(iii)); and

(iii) If and only if the Damages in question have arisen with respect to a breach of the Fundamental Representations or Broker Representations of a particular Seller to the extent that the Retention Amount is in excess of zero dollars, such particular Seller shall be responsible for satisfying the Damages for breaches of such Sellers’ Fundamental Representations and such Sellers’ Broker Representations which are not satisfied from the Indemnity Escrow Amount held pursuant to the Escrow Agreement up to the amount of such excess.

(e) All Damages of the Purchaser Indemnitees pursuant to Section 6.01(b), with respect to a breach by any particular Seller of such Seller’s own covenants or obligations under this Agreement, in each case,

(i) shall be satisfied by such Seller subject to the limitations set forth in Section 6.02(d) and Section 6.02(e); and

(ii)           in the event the Damages in question have arisen with respect to the breach of covenants of such Seller’s covenant in Section 5.04(a)(i) and out of a matter covered by the R&W Policy Tax Exclusion, the remaining balance of the Administrative Account Amount shall be available to satisfy such Damages, provided that an AA Notice shall have been delivered or transmitted as to such Damages on or before June 30, 2018 (it being understood that no Purchaser Indemnitee shall be required to seek or receive satisfaction of such Damages pursuant to clause (i) immediately above as a condition to the availability of, or payment from, the remaining balance of the Administrative Account Amount pursuant to this clause (ii)).

(f) Each of the Sellers and Seller Representative acknowledges and agrees that to the extent that the facts or circumstances giving rise to a claim by a Purchaser Indemnitee under Section 6.01(a) for a breach of any representation and warranty of the Company set forth in Section 2.02 and a breach of any representation and warranty of a particular Seller in Section 2.03, satisfaction of those Damages pursuant to Section 6.05(a) may proceed at Purchaser Indemnitee’s election under Section 6.05(a) (and from any one or more Indemnifying Parties thereunder), or Section 6.05(d) (without duplication).

Section 6.06 Third Party Claims.  Subject to Section 6.06(e):

(a) Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, including copies of all material written evidence thereof, and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and indicating the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party provided, however, that for any indemnification claim against any of the Sellers pursuant to this Section, all notice requirements shall be satisfied by delivery of such notice to Seller Representative and the Seller Representative shall be deemed to be the “Indemnifying Party” for purposes of the procedures set forth in this Section 6.06.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced by such failure.

(b) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is a Seller or the Seller Representative, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a person that is a supplier or customer of the Company or any of its Subsidiaries, or (y) seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.06(e), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement within thirty (30) days after the date that it was notified of such Third Party Claim, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.06(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim; provided however, that during said thirty (30) day period, so long as the Indemnifying Party has not so notified the Indemnified Party of its election to defend, Indemnified Party can take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims with respect to such Third Party Claim.  Sellers, the Seller Representative and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.  Notwithstanding anything herein contained, no Indemnifying Party which is the Seller, a Seller Indemnitee or the Seller Representative shall be entitled to assume or maintain the defense of a Third Party Claim if a material portion of the Damages arising from such Third Party Claim are reasonably likely to be satisfied under the R&W Insurance Policy and the insurer under the R&W Insurance Policy or the terms of the R&W Insurance Policy prohibit the assumption of the defense of such Third Party Claim by such Indemnifying Party.

(c) For resolution of doubt, any Third Party Claim Expenses incurred by the Indemnifying Party shall constitute indemnifiable Damages for purposes of calculation of the Minor Claim or Deductible and shall be reimbursed to the Indemnifying Party from the Indemnity Escrow Amount; provided, however that, if (i) such Third Party Claim arose other than with respect to a Fundamental Representation, a Tax Representation, a Brokers Representation or a Road-iQ Representations and the Deductible has otherwise been exceeded, and the Indemnity Escrow Amount has otherwise been depleted, or (ii) if the Indemnifying Party is no longer entitled to assume or maintain the defense of such Third Party Claim by virtue of the provisions of the last sentence of Section 6.06(b) then, all such Third Party Claim Expenses thereafter incurred with respect to such Third Party Claim by the Seller Representative (on behalf of such Seller) or such Seller, shall be borne, solely and exclusively, by Purchaser and Purchaser will, thereupon, automatically have the exclusive right to contest, defend, litigate and settle such Third Party Claim and any and all other Third Party Claims which are subject of indemnification pursuant to Section 6.01(a) other than with respect to a Fundamental Representation, a Tax Representation, a Brokers Representation or a Road-iQ IP Representation which shall continue to be subject to the foregoing provisions of this Section 6.07.

(d) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party in its sole discretion, except as provided in this Section 6.06(d).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 6.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).

(e) Any Third Party Claim that constitutes a Tax contest shall be governed by the provisions of Section 5.04(c) rather than this Section 6.06.

Section 6.07 Direct Claims.  Any Action by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim provided, however, that for any indemnification claim against any of the Sellers pursuant to this Section 6.07, all notice requirements shall be satisfied by delivery of such notice to Seller Representative and the Seller Representative shall be deemed to be the “Indemnifying Party” for purposes of the procedures set forth in this Section 6.07.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced by such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.08 Adjustment of the Aggregate Purchase Price.  Sellers and Purchaser agree to report each indemnification payment made in respect of any Damages as an adjustment to the Aggregate Purchase Price for federal Income Tax purposes.

Section 6.09 Indemnity Payments on an After-Tax Basis.  The indemnity payments hereunder with respect to any Damages shall be calculated after taking into account all reductions in Taxes (including estimated Taxes) realized by the Indemnified Party as a result of, and realized during the first three (3) years after, the event giving rise to such Damages.  All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnifying Party and Indemnified Party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the event giving rise to the Damages (based on the federal mid-term rate) using semi-annual compounding).  Purchaser shall, and shall cause its Affiliates to, realize all such reductions in Taxes reasonably available, including through the filing of amended Tax Returns.  Purchaser shall inform the Seller

Representative shortly after the end of each calendar year as to whether Purchaser could possibly realize a reduction in Taxes that is to be taken into account hereunder.

Section 6.10 Exclusive Remedy.

(a) Purchaser acknowledges and agrees that, except to the fullest extent provided for in Section 6.13 and Section 9.14, its sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to this Agreement (including the Schedules and the Company Disclosure Schedule) and the Escrow Agreement (but for avoidance of doubt, not any of the other written agreements (including employment agreements, or equity or similar agreements), releases, and resignations delivered at the Closing), the occurrence of the Closing, the Securities, the Company’s or the Subsidiary’s businesses, operations, assets, liabilities, actions or inactions, the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, whether at law or in equity, or otherwise, shall be in accordance with, and subject to the limitations set forth in, this Article VI and Purchaser Indemnitees shall have no other remedy or recourse with respect to any of the foregoing.  Purchaser acknowledges and agrees that, except to the fullest extent provided for in Section 6.13 and Section 9.14, the Purchaser Indemnitees may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement.  PURCHASER (FOR ITSELF AND EACH PURCHASER INDEMNITEE) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. PURCHASER (FOR ITSELF AND EACH PURCHASER INDEMNITEE) UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. PURCHASER (FOR ITSELF AND EACH PURCHASER INDEMNITEE) ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

(b) Each Seller acknowledges and agrees that, except to the fullest extent provided for in Section 6.13 and Section 9.14, its sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to this Agreement (including Schedules and the Company Disclosure Schedule) and the Escrow Agreement (but for avoidance of doubt, not any of the other written agreements (including employment agreements, or equity or similar agreements), releases, and resignations delivered at the Closing), the occurrence of the Closing, the Securities, the Company’s or the Subsidiary’s businesses, operations, assets, liabilities, actions or inactions, the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, whether at law or in equity, or otherwise, shall be in accordance with, and subject to the limitations set forth in, this Article VI and the Seller Indemnitees shall have no other remedy or recourse with respect to any of the foregoing.  Each Seller acknowledges and agrees that the Purchaser Indemnitees may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement.  EACH SELLER (FOR ITSELF AND EACH OF ITS SELLER INDEMNITEES) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH SELLER (FOR ITSELF AND EACH OF ITS SELLER INDEMNITEES) UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH SELLER (FOR ITSELF AND EACH OF ITS SELLER INDEMNITEES) ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

Section 6.11 Survival.  All representations and warranties under this Agreement (and any obligations under Section 6.01 and Section 6.03 with respect thereto) and any covenants and agreements of the parties set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing; except that:

(a) other than the Fundamental Representations, the Tax Representations, the representations and warranties set forth in Section 2.01(a), (d), (e) or (g), the Road-iQ IP Representations or the Broker Representations, the representations and warranties of the parties contained in this Agreement (and any obligations under Section 6.01(a) or 6.03(a) with respect thereto) shall survive the Closing until June 30, 2018 (the “Basic Survival Period”);

(b) the Tax Representation contained in this Agreement (and any obligations under Section 6.01(a) with respect thereto) and the parties’ obligations under Section 5.04 shall survive until the expiration of the statutes of limitations applicable thereto (including extensions) (the “Tax Survival Period”);

(c) the Road-iQ IP Representations contained in this Agreement (and any obligations under Section 6.01 with respect thereto) shall expire on the third anniversary of the Closing Date; (the “Road-iQ Survival Period”);

(d) any covenant or agreement of the parties set forth in this Agreement which contemplate continuance until a specified date or for a specified period (and any obligations under Section 6.01 and Section 6.03 with respect thereto) shall survive until sixty (60) days after the last specified date or such specified period such covenant or agreement imposes an obligation on such party (the “Special Covenant Survival Period”) (each of the Special Covenant Survival Period, Basic Survival Period, the Tax Survival Period and the Road-iQ Survival Period, as applicable, an “Applicable Limitation Period”); and

(e) for avoidance of doubt, the Fundamental Representations and the representations and warranties set forth in Section 2.01(a), (d), (e) and (g) (and any obligations under Section 6.01 or Section 6.03, as applicable, with respect thereto) and all covenants of the parties shall survive the execution and delivery of this Agreement and the Closing indefinitely.

Section 6.12 Materiality Scrape.  Notwithstanding anything herein contained, for purposes of this Article VI, any inaccuracy in or breach of  any representation or warranty and the amount of any Damages resulting from a breach thereof shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty; provided, however, that this Section 6.12 shall not apply to Section 2.02(e) and 2.02(i)(iii).

Section 6.13 Fraud.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the rights or remedies of any party hereto under applicable Law for matters involving fraud (as defined by statute or the common law) or a fraudulent misrepresentation, by a party hereto.

Section 6.14 Payment.  Once any Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to The Wall Street Journal Prime Rate, as in effect from time to time, plus two hundred (200) basis points.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 6.15 R&W Insurance Policy.  Purchaser is obtaining the R&W Insurance Policy to insure Purchaser (and the additional insureds thereunder) against certain Damages arising out of or in connection with breaches of any of the Sellers’ and the Company’s representations and warranties contained in this Agreement. Nothing in this Agreement shall (i) in any way limit the Purchaser Indemnitees from making a claim or recovering under the R&W Insurance Policy, (ii) be deemed to limit any rights of Purchaser as against the R&W Insurer under the R&W Insurance Policy (or other additional insured thereunder who is a Purchaser Indemnitee), or (iii) obligate Purchaser or any of the Purchaser Indemnitees to take action to recover under the R&W Insurance Policy, it being understood that any such decision shall be in the sole discretion of Purchaser.

ARTICLE VII
[INTENTIONALLY OMITTED]

ARTICLE VIII
SELLER REPRESENTATIVE

Section 8.01 Appointment of Seller Representative.  Each Seller hereby appoints the Seller Representative to serve as representative of such Seller and as such Seller’s attorney-in-fact and agent in connection with the execution and performance of this Agreement and the transactions contemplated hereby with such authority and power as may be necessary, appropriate or helpful to properly represent the Sellers and to make and receive all payments and notices and take (or refrain from taking) all actions required or permitted to be taken by Seller Representative as and to the extent provided in this Agreement and the Escrow Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of Sellers.

Section 8.02 Authority.  Each Seller hereby irrevocably grants the Seller Representative full power and authority:

(a) to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents as the Seller Representative determines, in its sole discretion, to be appropriate to consummate and perform the obligations under this Agreement;

(b) interpret the terms and provisions of this Agreement, the Escrow Agreement, or any of the instruments to be delivered to Purchaser by such Seller pursuant to this Agreement;

(c) to acknowledge receipt of the Aggregate Purchase Price for any Securities held by such Seller as payment in full thereof, to designate the manner of payment of such Aggregate Purchase Price, and to certify, on behalf of such Seller, as to the accuracy of the representations and warranties of the Company and Sellers under, or pursuant to the terms of, this Agreement;

(d) to receive any payments due to such Seller, on behalf of such Seller, for distribution to such Seller in accordance with the terms of this Agreement, including any amount of Milestone Payments;

(e) to execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the performance of this Agreement and the consummation  of the transactions contemplated hereby;

(f) to (i) dispute or refrain from disputing, on behalf of such Seller, any claim made by Purchaser or any Purchaser Indemnitee under this Agreement; (ii) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy;

(g) to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications, the Seller Representative determines, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(h) to enforce, on behalf of such Seller, any claim against Purchaser arising under this Agreement;

(i) to engage attorneys, accountants and agents at the expense of Sellers;

(j) to retain the Administrative Account Amount for the benefit of the Sellers, as a fund, and to invest such retained portion for the benefit of the Sellers, for the payment of (i) Sellers’ obligations to pay any purchase price adjustment to Purchaser, (ii) transaction expenses (including legal, accounting, banking and other professional fees and expenses) to be paid by Sellers in connection with the transactions contemplated by this Agreement, (iii) Sellers’ indemnification obligations pursuant to this Agreement, (iv) any expenses (including legal, accounting, banking and other professional fees and expenses) incurred by the Seller Representative on Sellers’ behalf after the Closing Date with respect to any post-Closing matters (including any negotiations or disputes with respect to the Closing Statement or any indemnification claims) in connection with this Agreement or the transactions contemplated hereby, or (v) for other reasonable purposes in connection with this Agreement as the Seller Representative shall determine in its sole discretion; notwithstanding anything herein to the contrary, the Seller Representative shall not be entitled to distribute the remaining balance of the Administrative Account Amount not used for the foregoing purposes to the Sellers (the “Remainder Amount”) except in compliance with the provisions of Section 8.06.

(k) to amend this Agreement (other than this Article VIII), the Escrow Agreement or any of the instruments to be delivered to Purchaser by such Seller pursuant to this Agreement; and

(l) to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Seller Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

Section 8.03 Reliance.  Each Seller hereby agrees that:

(a) all actions taken by Seller Representative under this Agreement and the Escrow Agreement  shall be binding upon each such Seller and such Seller’s successors, heirs, executors, legal representatives and assigns as if expressly ratified and confirmed in writing by each of them;

(b) in all matters in which action by the Seller Representative is required or permitted, notwithstanding any dispute or disagreement among Sellers, or between any Seller and the Seller Representative, Purchaser shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, regardless of whether Purchaser has knowledge of any such dispute or disagreement;

(c) notice to the Seller Representative, delivered in a manner provided herein, shall be deemed to be notice to Sellers for purposes of this Agreement; and

(d) the power and authority of the Seller Representative, as described in this Agreement, shall continue in force until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed.

Section 8.04 Actions by Sellers.  Notwithstanding the foregoing, each Seller agrees, at the request of the Seller Representative:  (a) to take all actions necessary or appropriate to consummate the transactions contemplated hereby (including delivery of such Seller’s Securities and acceptance of the consideration therefor) individually on such Seller’s own behalf, and (b) to deliver, individually on such Seller’s own behalf, any other payments or documents required of such Seller pursuant to this Agreement.  Further, each Seller acknowledges and agrees that, as between themselves, in the event such Seller breaches such Seller’s own representations, warranties, covenants or obligations under this Agreement and Purchaser seeks recovery from the Indemnity Escrow Amount, unless otherwise agreed with the Seller Representative, such Seller shall promptly contribute to the Seller Representative for deposit into the Administrative Account Amount the amount so recovered from the Indemnity Escrow Amount (for distribution to the other Sellers upon release of the funds held under the Escrow Agreement).

Section 8.05 Indemnification of Seller Representative.  Each Seller shall severally indemnify and hold harmless the Seller Representative from and against any Damages (except Damages caused by the Seller Representative’s willful misconduct) that the Seller Representative may suffer or incur in connection with any action or omission taken or omitted to be taken by the Seller Representative  pursuant to this Article VIII.  Each Seller shall bear its pro-rata share (based on aggregate proceeds received under this Agreement) of such Damages.  The Seller Representative shall not be liable to any Seller with respect to any action or omission (except for the Seller Representative’s willful misconduct) taken or omitted to be taken by the Seller Representative pursuant to this Article VIII.

Section 8.06 Disposition of the Administrative Account Amount.  The Parties agree that the Remainder Amount shall not be distributed by the Seller Representative to any of the Sellers prior to June 30, 2018; provided however, that in the event that any AA Notices shall have been delivered or transmitted to the Seller Representative on or before June 30, 2018, the Seller Representative shall not distribute to any of the Sellers the aggregate amount of Damages claimed by the Purchaser Indemnitees in such AA Notices up to the full amount of the Remainder Amount, and shall retain such amount not distributed in accordance with and solely for the purposes set forth in clauses (i),(ii), (iii) and (iv) of Section 8.02(j) until the disposition thereof has been mutually agreed to in writing by the Seller Representative (on behalf of the Sellers) and Purchaser (on behalf of the Purchaser Indemnitees who have delivered such AA Notices), or as otherwise directed by an order of a court of competent jurisdiction,

ARTICLE IX
MISCELLANEOUS

Section 9.01 Intentionally Omitted.

Section 9.02 Notices.  All notices, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been given (a) on the date delivered by hand to the address below, (b) on the date transmitted via email to the email address set out below if the sender within two (2) Business Days thereof also sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below:

If to Sellers, the Seller Representative or the Company (prior to the Closing):

c/o Prospect Partners, LLC
200 West Madison Street
Suite 2710
Chicago, Illinois   60606
Attention:  Richard C. Tuttle
Email:           rtuttle@prospect-partners.com

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Alexis A. Cooper and
                  Jeffrey N. Smith
Email:      acooper@sidley.com and
jnsmith@sidley.com

If to Purchaser:

The Eastern Company (or the Company after the Closing)
112 Bridge Street
Naugatuck, CT, 06770
Attention:  John L. Sullivan III, Chief Financial Officer and Vice President
Email:  jsullivan@easterncompany.com

with a copy to:

Reid and Riege, P.C.
One Financial Plaza
Hartford, Connecticut  06103
Attention:  Robert M. Mulé, Esquire
Email:  rmule@rrlawpc.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.02.

Section 9.03 Expenses.  Except as otherwise provided in this Agreement, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.

Section 9.04 Entire Agreement.  This Agreement, the Escrow Agreement, the Seller Party Releases, the Employment Agreements, the Seller Party Confidentiality Agreements, the Termination of Management Agreement, and the instruments and resignations to be delivered by the parties pursuant to the provisions hereof, constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

Section 9.05 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of the Seller Representative (other than as set forth in Section 1.07(e)), and any attempted assignment without such consent shall be void and of no force and effect; provided, however, that (a) Purchaser may assign its rights, but not its obligations, under this Agreement to any lender to Purchaser or any subsidiary thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby (“Lender”); provided, further, that no such assignment shall in any way affect Purchaser’s obligations or liabilities under this Agreement, (b) Purchaser may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Affiliates or to any person or entity which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to Purchaser, and (c)  any Seller may assign this Agreement to any of its beneficial owners or successors by operation of Law; provided, that no such assignment shall in any way affect such Seller’s obligations or liabilities under this Agreement.

Section 9.06 Company Disclosure Schedule.  The Schedules and the Company Disclosure Schedule constitute an integral part of this Agreement as if fully rewritten herein and shall be considered incorporated herein.  The inclusion of any information or disclosure in the Schedules or the Company Disclosure Schedule shall not be deemed an admission that such information or disclosure is material for the purposes of this Agreement.  The inclusion of any information or disclosure in the Schedules or the Company Disclosure Schedule relating to any possible breach or violation of any contract or Law will not be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Unless the Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule or the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule or the Company Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.  The inclusion of any item in the Schedules or the Company

Disclosure Schedule is not intended to imply that the items so included, or other items, are or are not required to be disclosed (including whether such items are required to be disclosed as threatened or reasonably likely to have a Material Adverse Effect) and no party shall use the fact of the inclusion of any item in the Schedules or the Company Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in the Schedules or the Company Disclosure Schedule is or is not required to be disclosed (including whether such items are required to be disclosed as threatened or reasonably likely to have a Material Adverse Effect) for purposes of this Agreement.  Matters reflected in any section of the Company Disclosure Schedule are not necessarily limited to matters required by the Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  The headings contained in the Schedules and the Company Disclosure Schedule are for convenience of reference only, do not themselves form a part of the Schedules and the Company Disclosure Schedule and shall not affect the meaning or interpretation of any of the disclosures set forth in the Schedules and the Company Disclosure Schedule.  The attachments to the Schedules and the Company Disclosure Schedule form an integral part of the Schedules and are incorporated by reference for all purposes as if set forth fully therein.

Section 9.07 Amendment; Waiver.  This Agreement shall not be modified or amended except pursuant to an instrument in writing duly executed by an authorized representative on behalf of the Company, Purchaser and the Seller Representative.  In addition, any failure of a party hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing and duly executed by an authorized representative of the waiving party.  The failure in any one or more instances of a party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

Section 9.08 Counterparts and Electronic Signatures.  This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument  A facsimile or other copy of a signature of a party hereto, including execution and delivery of the Agreement by electronic exchange, shall be deemed an original for purposes of this Agreement.

Section 9.09 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

Section 9.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice-of-laws provisions thereof.

Section 9.11 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights, except that the Officers shall be third party beneficiaries of Section 5.03 and Lender shall be a third party beneficiary of Section 9.05(a), and the Purchaser Indemnitees and Seller Indemnitees shall be third-party beneficiaries of Article VI.

Section 9.12 WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, SUIT, ACTION OR CAUSE OF ACTION, INQUIRY, PROCEEDING OR INVESTIGATION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 9.13 Consent to Jurisdiction.  Subject to Section 1.05 and Section 1.07 (which shall govern any dispute arising thereunder), the parties to this Agreement submit to the exclusive jurisdiction of any state or federal court located in the city of Chicago, Illinois in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith, and by this Agreement, waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.  Each party hereto waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 9.02, and service so made shall be treated as completed when received.  Nothing in this Section 9.13 shall affect the right of the parties to serve legal process in any other manner permitted by Law.

Section 9.14 Specific Performance.  Notwithstanding the provisions of Section 6.10, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party hereto in accordance with their specific terms or were otherwise breached by a party hereto.  It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent the continuation of breaches of this Agreement by another party hereto or to seek an injunction or injunctions to prevent threatened breaches of this Agreement or and to enforce specifically the terms and provisions of this Agreement hereof against another party hereto in any court having jurisdiction and the parties agree that specific performance is a remedy intended by the parties for any such breaches or threatened breaches. The parties agree that they shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of specific performance as a remedy for breaching this Agreement.   The remedies provided for in this Section 9.14 are in addition to any other remedy to which a party hereto is entitled under this Agreement, at law or in equity and that by seeking the remedies provided for in this Section 9.14, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement or otherwise.

Section 9.15 Definitions.  Unless this Agreement expressly provides otherwise, each definition herein applies (a) for purposes of this entire Agreement, and (b) to other grammatical variations of the defined term.

“2018 Calculation Period” has the meaning set forth in Section 1.07(a).

“2019 Calculation Period” has the meaning set forth in Section 1.07(a).

“2020 Calculation Period” has the meaning set forth in Section 1.07(a).

“2021 Calculation Period” has the meaning set forth in Section 1.07(a).

“2022 Calculation Period” has the meaning set forth in Section 1.07(a).

“AA Notice” means a notice with respect to a Direct Claim or Third Party Claim delivered or transmitted to the Seller Representative as provided in Section 6.06(a) or Section 6.07 with respect to the Damages in question.

“Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, investigation, notice of violation, proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

 “Adjusted EBITDA” has the meaning set forth in Section 1.07(a).

“Administrative Account Amount” has the meaning set forth in Section 1.04(d).

“Affiliate” means, with respect to a specified person, all persons Controlling, Controlled by or under common Control with the specified person.

“Aggregate Purchase Price” has the meaning set forth in Section 1.03(a).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Limitation Period” has the meaning set forth in Section 6.11(d).

“Basic Survival Period” has the meaning set forth in Section 6.11(a).

“Benefit Plan” has the meaning set forth in Section 2.02(l)(i).

“Broker Representations” means, collectively and individually, the representations and warranties of the Company contained in Section 2.02(o) and of the Sellers contained in Section 2.03(f).

“Business Day” means any day other than a Saturday, Sunday or a national or New York State holiday or a day on which commercial banks in New York City are authorized to close.

“Calculation Dispute Notice” has the meaning set forth in Section 1.07(c)(ii).

“Calculation Period” has the meaning set forth in Section 1.07(a).

“Calculation Statement” has the meaning set forth in Section 1.07(c)(i).

“Cash Equivalents” means, collectively, the aggregate consolidated amount of cash on hand and in banks, cash-equivalents and marketable securities of the Company, each determined as of the close of business on the Closing Date, in each case as determined in accordance with the Accounting Principles (without regard to any transactions occurring on the Closing Date at the direction of Purchaser, and without regard to purchase accounting adjustments arising out of the transactions contemplated hereby).  For clarity, (i) with respect to bank overdrafts and outstanding checks, Cash Equivalents will not be reduced by the amounts thereof where the associated current liability is included in the computation of Closing Working Capital, but Cash Equivalents will be reduced by such amounts where the associated current liability is not included in such computation of Closing Working Capital, and (ii) Cash Equivalents will not include amounts collected by the Company or any Subsidiary where the associated accounts receivable is included in the computation of Closing Working Capital.

“Cash Equivalent Listing” has the meaning set forth in Section 1.04.

“Cleary Gull” means Cleary Gull, Inc., a Delaware corporation.

“Closing” has the meaning set forth in Section 1.06.

“Closing Date” has the meaning set forth in Section 1.06.

“Closing Statement” has the meaning set forth in Section 1.05(a).

“Closing Working Capital” means (i) the consolidated current assets of the Company identified on Schedule 1.03(a), minus (ii) the consolidated current liabilities of the Company identified on Schedule 1.03(a), each determined as of the close of business on the Closing Date in accordance with the Accounting Principles, and in each case excluding any items constituting Cash Equivalents, accrued Income Taxes, Income Tax receivables, Income Tax payables, deferred Tax assets and liabilities, Indebtedness or Transaction Expenses.  Closing Working Capital shall be based exclusively on the facts and circumstances as they exist as of immediately preceding the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring thereafter.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Per Share Amount” means the quotient of (i) divided by (ii), where (i) equals the sum of the Fully Diluted Common Share Price times the number of Common Shares and (ii) equals the number of Common Shares.

“Common Shares” has the meaning set forth in the Recitals.

“Common Stockholder” means a Stockholder who holds a Common Share.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” has the meaning set forth in Section 2.02.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries, including, in particular, Road-iQ.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any containing any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company and each of its Subsidiaries, including, in particular, Road-iQ is a party, beneficiary or otherwise bound, other than (i) licenses to Software that is generally available through retail stores or distribution networks or that is subject to “shrink-wrap” or “click-through” license agreements or standard commercial terms (including any Software installed in the ordinary course of business as a standard part of hardware, equipment or fixtures purchased by the Company or any of its Subsidiaries), and (ii)  confidentiality or non-disclosure agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, registered domain names, registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Confidential Information Memorandum” has the meaning set forth in Section 2.04.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person through voting securities, contract or otherwise.

“Customs and International Trade Laws” means any Governmental Rule, or other decision or requirement having the force or effect of law, of any governmental entity, concerning the importation of merchandise, the export or re-export of products (including technology and services), the terms and conduct of international transactions, and making or receiving international payments, including (i) the Tariff Act of 1930, as amended and other laws and programs administered or enforced by the United States Bureau of Customs and Border Protection, the United States Bureau of Customs and Immigration Enforcement, and their predecessor agencies, (ii) the Export Administration Act of 1979, as amended and the Export Administration Regulations, (iii) the International Emergency Economic Powers Act as amended, (iv) the Arms Export Control Act, (v) the International Traffic in Arms Regulations, (vi) export controls administered by an agency of the United States government, (vii) the USA PATRIOT Act of 2001 as amended, (viii) Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), (ix) embargoes, restrictions and sanctions programs administered by the United States Office of Foreign Assets Control, (x) the Money Laundering Control Act of 1986 as amended, (xi) requirements for the marking of imported merchandise, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, (xii) the Foreign Corrupt Practices Act as amended, (xiii) the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, (xiv) legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement and other free trade agreements to which the United States is a party, (xv) antidumping and countervailing duty laws and regulations and (xvi) laws and regulations adopted by the governmental entities of foreign countries concerning the ability of U.S. persons to own businesses or conduct business in those countries, restrictions by foreign countries on holding foreign currency or repatriating funds or otherwise relating to the same subject matter as the United States Governmental Rules described above.

“D&O Claim” has the meaning set forth in Section 5.03(a).

“D&O Tail Policy” has the meaning set forth in Section 5.03(a).

“Damages” means all liabilities, deficiencies, Actions, judgments, interest, awards, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses,  the cost and expenses of enforcing any right to indemnification hereunder, the cost and expenses of pursuing any insurance providers or claims under any insurance policy and the costs and expenses  incurred in investigating or defending in relation to a Third Party Claim.

“Data Room” has the meaning set forth in Section 2.02(j)(ii).

“Deductible” has the meaning set forth in Section 6.02(b).

“Deficiency Period” has the meaning set forth in Section 1.07(b)(v)(X).

“Delivery Date” has the meaning set forth in Section 1.05(a).

“Direct Claim” has the meaning set forth in Section 6.07.

“Dispute Notice” has the meaning set forth in Section 1.05(c).

“Dispute Period” has the meaning set forth in Section 1.05(c).

“Disputed Calculation Items” has the meaning set forth in Section 1.07(c)(ii).

“Disputed Items” has the meaning set forth in Section 1.05(c).

“Downward Adjustment Amount” has the meaning set forth in Section 1.05(e).

“EBITDA Threshold” has the meaning set forth in Section 1.07(a).

“Employment Agreements” has the meaning set forth in Section 4.02(h).

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, directives, claims, liens, proceedings or written notices of noncompliance or violation by any person alleging potential liability arising out of, based on or resulting from:  (i) the presence or Release into the environment, of any Hazardous Substance at any location, whether or not owned by the Company; or (ii) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state, foreign or local statutes, laws, rules, ordinances, codes, regulations, judgments and orders, in effect on the Closing Date and relating to (a) the environment, including laws and regulations relating to Hazardous Substances, including Releases or threatened Releases of Hazardous Substances; (b) exposure of any person to Hazardous Substances; (c) the presence of any Hazardous Substances in building materials; and (d) the health and safety of employees in respect of exposure to Hazardous Substances.

“Environmental Permits” means all permits, licenses, registrations, and governmental approvals and authorizations from a Governmental Authority required pursuant to Environmental Laws.

“ERISA” has the meaning set forth in Section 2.02(l)(i).

“ERISA Affiliate” has the meaning set forth in Section 2.02(l)(ii).

“Escrow Account” has the meaning set forth in Section 1.04(a).

“Escrow Agent” has the meaning set forth in Section 1.04(a).

“Escrow Agreement” has the meaning set forth in Section 1.04(a).

“Escrow Amount” has the meaning set forth in Section 1.04(a).

“Estimated Aggregate Option Amount” has the meaning set forth in Section 1.04.

“Estimated Aggregate Purchase Price” has the meaning set forth in Section 1.04.

“Estimated Closing Date Payment” has the meaning set forth in Section 1.03(c).

“Excess Adjustment Release Amount” has the meaning set forth in Section 1.05(e).

“Excess Period” has the meaning set forth in Section 1.07(b)(v)(Y).

“Exhibits” means the exhibits that are referenced in this Agreement.

“Final Aggregate Purchase Price” has the meaning set forth in Section 1.05(d).

“Financial Statements” has the meaning set forth in Section 2.02(e)(i).

“Foreign Benefit Plan” has the meaning set forth in Section 2.02(l)(i).

“Fully Diluted Common Share Price” means the quotient of (i) divided by (ii), where (i) is an amount equal to (A) the Aggregate Purchase Price plus (B) the aggregate exercise price for all Options cancelled pursuant to Section 1.02 (i.e., the aggregate exercise price that would be payable upon exercise of such Options) minus (C) the aggregate Preferred Share Value paid to the Seller Representative for the benefit of the Preferred Stockholders pursuant to Section 1.04(e), and (ii) is 1,319,523.

“Fundamental Representations” means, collectively and individually, the representations and warranties of the Company and the Sellers contained in Section 2.02(a) (Organization; Authority), Section 2.02(d) (Capitalization), Section 2.02(f) (Title to Assets), and of each of the Sellers in Section 2.03(a) (Power and Authority), Section 2.03(c) (Execution and Delivery) and Section 2.03(e) (Ownership).

“GAAP” means United States generally acceptable accounting principles in effect on the date hereof.

“General Enforceability Exceptions” has the meaning set forth in Section 2.01(a).

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority (including any government and any governmental agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing).

“Hazardous Substances” means any chemicals or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances” or “toxic pollutants” under any Environmental Law.

“HIPAA” has the meaning set forth in Section 2.02(l)(v).

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

“Indebtedness” means, without duplication, the sum of the following items for the Company, on a consolidated basis, each determined as of immediately prior to giving effect to the Closing in accordance with the Accounting Principles: (i) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company or any Subsidiary, whether or not represented by bonds, debentures, notes or other securities, whether owing to banks, financial institutions or otherwise, (ii) all obligations of the Company or any Subsidiary to pay amounts under a lease of real or personal property which is required to be classified as a capital lease in accordance with GAAP, and other obligations for the deferred payment of purchase price of property (including any unpaid purchase price for capital assets) or services, (iii) obligations secured by a lien on, or payable out of the proceeds or production from, property now or hereafter owned or acquired by the Company or any Subsidiary; (iv) non-trade debt to Affiliates of the Company (other than intercompany transactions with the Subsidiaries and obligations to pay salaries and reimburse expenses in the ordinary course of business); (v) any amounts that are accrued, whether or not due or payable, for bonus payments, severance payments and other payments to be made as a result of a change of control or otherwise to become payable on account of the transactions contemplated by this Agreement;  (vi) all unreimbursed obligations in respect of letters of credit that have been drawn, (vii) all earn-out or other contingent purchase price payments and (viii) all premiums, fees or penalties related to any of the foregoing and payment obligations with respect to swap hedging or similar arrangements and related break-up fees; and (ix) all Indebtedness of the type referred to in (i) through (viii) above guaranteed in any manner directly or indirectly by the Company or its Subsidiaries.  No Transaction Expenses shall be deemed Indebtedness.

“Indebtedness Listing” has the meaning set forth in Section 1.04.

“Indemnification Provisions” has the meaning set forth in Section 5.03(a).

“Indemnified Party” means, with respect to a particular matter, a party hereto who is entitled to indemnification from another party hereto pursuant to Article VI.

“Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article VI to another party hereto.

“Indemnity Escrow Amount” has the meaning set forth in Section 1.04(a).

“Independent Accountant” has the meaning set forth in Section 1.05(c).

“Industrias Velvac” means Industrias Velvac S de R.L. de C.V., a limited liability company organized under the laws of Mexico.

“Insurance Policy” has the meaning set forth in Section 2.02(g).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, all registrations and applications for, and renewals and extensions of, such rights, and the goodwill connected with the use of and symbolized by any of the foregoing, including any and all:  trademarks, service marks, trade names, brands, trade dress, logos and similar designations of source or origin; websites and domain names and all associated web addresses, URLs, web pages and all content and data thereon or relating thereto; copyrights, designs and design registrations, and works of authorship, whether or not copyrightable; Software, trade secrets, inventions and disclosures, whether or not patentable; semi-conductor chips and mask works; and patents (including all reissues, divisionals, continuations, continuations-in-part and extensions thereof).

“Interim Financial Statement Date” has the meaning set forth in Section 2.02(e)(i).

“Interim Financial Statements” has the meaning set forth in Section 2.02(e)(i).

“IRS” means the United States Internal Revenue Service.

“Key Customers” has the meaning set forth in Section 2.02(u).

“Key Suppliers” has the meaning set forth in Section 2.02(u).

“Laws” means all federal, state, regional, provincial, local or foreign laws (including principles of common law), statutes, ordinances, codes, rules, regulations, judgments, orders, awards decrees, or other determinations, decisions or requirements of any arbitrator or Governmental Authority.

“Leased Premises” has the meaning set forth in Section 2.02(r)(ii).

“Lender” has the meaning set forth in Section 9.05.

“Liability” has the meaning specified in Section 2.02(e)(ii).

“Liens” has the meaning set forth in Section 2.02(f).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries taken as a whole, or to Road-iQ alone, but does not include any changes, events, circumstances, occurrences or developments resulting or arising from:  (i) the general deterioration in the economy affecting the industries in which the Company or any of its Subsidiaries operates; (ii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iii) political or regulatory conditions in the United States or any other geographic region in which the Company or any of its Subsidiaries operates; (iv) changes in the industries in which the Company or any of its Subsidiaries, including Road-iQ operates; (v) any change attributable to the execution or announcement of the transactions contemplated by this Agreement, including but not limited to any litigation resulting therefrom and; (vi) any act of terrorism or sabotage, act of war (whether or not declared), other global unrest or international or national hostilities; (vii) earthquake, hurricane, tornado, storm, flood, wildfire or other natural disaster; (viii) changes in GAAP; or (ix)  any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (provided that the facts and circumstances giving rise to the failure described in this clause (ix) may be deemed to constitute, and may be taken into account when determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(ix) of this definition); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (iii) and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and the Subsidiaries, taken as a whole, or on Road-iQ taken alone, compared to other participants in the industries in which the Company and the Subsidiaries conducts their businesses, or in which Road-iQ conducts its business.

“Material Contracts” has the meaning set forth in Section 2.02(j)(iv).

“Milestone Calculation” has the meaning set forth in Section 1.07(c)(i).

“Milestone Cap” has the meaning set forth in Section 1.07(i).

“Milestone Payment” has the meaning set forth in Section 1.07(b).

“Minor Claim” has the meaning set forth in Section 6.02(a).

“Officer” has the meaning set forth in Section 5.03(a).

“Offsite Facility” means any facility which is not presently owned, leased or occupied by the Company or any Subsidiary.

“Option Amount” has the meaning set forth in Section 1.02.

“Option Shares” has the meaning set forth in Section 1.02.

“Optionholders” has the meaning set forth in the Preamble.

“Options” has the meaning set forth in the Recitals.

“Overall Common Cap Amount” with respect to each Common Stockholder and Optionholder, means the amount found by multiplying (i) such Common Stockholder’s or Optionholder’s Percentage Share times (ii) the Overall Common Consideration Amount; provided that the foregoing amount shall be reduced with respect to each Common Stockholder and Optionholder from time to time by (1) Working Capital Escrow Amount paid to Purchaser multiplied by such Common Stockholder’s or Optionholder’s Percentage Share, (2) the amount of the Indemnity Escrow Amount paid to Purchaser multiplied by such Common Stockholder’s or Optionholder’s Percentage Share, and (3) the amount paid directly by such Common Stockholder or Optionholder (and not from the Escrow Account) to the Purchaser Indemnitees pursuant to Section 6.01.

“Overall Common Consideration Amount” means the amount found by subtracting clause (i) from clause (ii) where: (i) is the amount of the aggregate Preferred Share Value paid to the Seller Representative for the benefit of the Preferred Stockholders pursuant to Section 1.04(e) and (ii) is the Aggregate Purchase Price plus the amount of Transaction Expenses that reduced the Aggregate Purchase Price pursuant to Section 1.03(a)(v), plus the aggregate amount of all Milestone Payments actually paid by Purchaser and plus the dollar amount by which the Indebtedness as of the Closing Date that reduced the Aggregate Purchase Price pursuant to Section 1.03(a)(iv) exceeds Eleven Million Dollars ($11,000,000).

“Overall Preferred Cap Amount” with respect to each Preferred Stockholder, means the aggregate Preferred Share Value paid to the Seller Representative for the benefit of the Preferred Stockholders  pursuant to Section 1.04(e) multiplied by such Preferred Stockholder’s Percentage Share, as reduced by any amounts paid or payable by such Preferred Stockholder to the Purchaser Indemnitees.

“Pay-Off Letters” has the meaning set forth in Section 4.02(g).

“Percentage Share” means, (i) with respect to each Optionholder and each Common Stockholder, the "percentage share" set forth on Schedule 2.02(d) opposite such Optionholder’s and Common Stockholder’s name; and (ii) with respect to each Preferred Stockholder, the "percentage share" set forth on Schedule 2.02(d) opposite such Preferred Stockholder’s name.

“Permits” has the meaning set forth in Section 2.02(k).

“Permitted Lien” has the meaning set forth in Section 2.02(f).

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preferred Share Value” has the meaning set forth in Section 1.01(a).

“Preferred Shares” has the meaning set forth in the Recitals.

“Preferred Stockholder” means a Stockholder who holds a Preferred Share.

“Prospect” means Prospect Partners II, L.P., a Delaware limited partnership.

“Purchaser Indemnitee” has the meaning set forth in Section 6.01.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Products” has the meaning set forth in Section 1.07(a).

“Qualnetics Payment” shall mean the payment of the “Performance Incentive Payment” as defined in and payable in accordance with Section 1.3(b) of that certain Asset Purchase Agreement, made and entered into effective as of September 30, 2014, by and between Road-iQ, LLC and Qualnetics Corporation.

“R&W Insurance Policy” means representations and warranties insurance policy TLF00241381 effected through CFC Underwriting Limited for the benefit of Purchaser Indemnitees and any additional insureds named therein.

“R&W Insurer” means the underwriters under the R&W Insurance Policy.

“R&W Policy Coverage Limit” means Five Million Dollars ($5,000,000).

 “R&W Policy Tax Exclusion” means any exclusion from coverage in the R&W Insurance Policy with respect to the failure by the Company or any of the Subsidiaries to (i) file correct and complete Tax returns or pay Taxes in the states of Alabama, Arizona, Florida, Georgia, Illinois, Indiana, Iowa, Michigan, Missouri, Ohio, Pennsylvania and Wisconsin for the tax years 2012 through 2017 (inclusive) through the period ending on the Closing, (ii) file correct and complete tax returns in relation to Reynosa or Industrias Velvac; (iii) file correct and complete claims for foreign tax credits, or (iv) comply with tax laws and regulations outside the United States of America.

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal or migration into the atmosphere, soil, surface water, groundwater or property.

“Released D&O Claim” has the meaning set forth in Section 5.03(a).

“Required Consent” has the meaning set forth in Section 2.02(b).

“Remainder Amount” has the meaning set forth in Section 8.02(j).

“Retention Amount” means the then applicable deductible under the R&W Insurance Policy (after giving effect to (a) all "loss" as defined in the R&W Policy which erodes said deductible under the R&W Policy and (b) any drop down in such deductible, in each case, in accordance with the terms of said policy); provided, that the Retention Amount shall in no event exceed Five Hundred Ninety Two Thousand Five Hundred Dollars ($592,500)

“Review Period” has the meaning set forth in Section 1.07(c)(ii).

“Reynosa” has the meaning set forth in the Recitals.

“Road-iQ” has the meaning set forth in the Recitals.

“Road i-Q Business” has the meaning set forth in Section 1.07(a).

“Road-iQ IP Representations” means, collectively and individually, the representations and warranties of the Company contained in Section 2.02(i)(xii) (Conduct of Business related to Company Intellection Property or Company IP Agreements) and Section 2.02(s) (Intellectual Property) to the extent those representations and warranties relate to Road-iQ, the Intellectual Property owned or purported to be owned by, or used by, Road-iQ, or the ownership and operation by Road-iQ of its business prior to or as of the Closing Date.

“Road-iQ Revenue” has the meaning set forth in Section 1.07(a).

“Road-iQ Survival Period” has the meaning set forth in Section 6.11(c).

“Road-iQ Technology” has the meaning set forth in Section 1.07(a).

“Schedules” means the schedules that are referenced in this Agreement.

“Securities Act” has the meaning set forth in Section 2.01(e).

“Securities” has the meaning set forth in the Recitals.

“Securities Liens” has the meaning set forth in Section 1.01.

“Seller Deductible” has the meaning set forth in Section 6.04(b).

“Seller Indemnitee” has the meaning set forth in Section 6.03.

“Seller Minor Claim” has the meaning set forth in Section 6.04(a).

“Seller Party Confidentiality Agreement” has the meaning set forth in Section 4.02(k).

“Seller Party Release” has the meaning set forth in Section 4.02(j).

“Seller Representative” has the meaning set forth in the Preamble.

“Sellers” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (ii) databases and computations, including any and all data and collections of data, and (iii) documentation, including user manuals and training materials, relating to any of the foregoing.

“Special Covenant Survival Period” has the meaning set forth in Section 6.11(d).

“Stockholders” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” has the meaning set forth in the Recitals.

“Target Working Capital” shall mean Ten Million Three Hundred Fifty Four Thousand  Dollars ($10,354,000).

“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, net profits, excess profits, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or stamp tax, or any other similar tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Authority with respect thereto and “Tax” means any one of the foregoing Taxes.

“Tax Attributes” means, with respect to any Tax, any tax basis, net operating loss carryovers, net capital loss carryovers, credits and similar Tax items of any person.

“Tax Reduction” has the meaning set forth in Section 5.04(a)(viii).

“Tax Representations” means, collectively, the representations and warranties of the Company and the Sellers contained in Section 2.02(h) (Taxes) and Section 2.02(i)(xxii) (Conduct of Business - re tax elections).

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and “Tax Return” means any one of the foregoing Tax Returns.

“Tax Survival Period” has the meaning set forth in Section 6.11(b).

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, collection or imposition of Taxes.

 “Termination of Management Agreement” has the meaning set forth in Section 4.02(n).

“Third Party Claim Expenses” means any attorneys’, accountants’, investigators’, and experts’ fees, costs and expenses, sustained or incurred by an Indemnified Party or Indemnifying Party in connection with the contest, defense, litigation or investigation of the Third Party Claim.

“Third Party Claim” means any action, suit, proceeding, investigation, or like matter (except a claim by an Officer to enforce its rights under Section 5.03), which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns against any Indemnified Party or to which any Indemnified Party is subject.

“Transaction Expense Listing” has the meaning specified in Section 1.04.

“Transaction Expenses” means (i) one-half of the premium, underwriting fees and surplus lines or premium tax to be paid for the R&W Insurance Policy (but not to exceed $150,000), and (ii) all fees, commissions, costs and expenses incurred by the Company or Sellers (to the extent the Company or any Subsidiary pays or is obligated to pay such fees and expenses incurred by Sellers) in connection with this Agreement to the extent not paid in full at or prior to the Closing, including (A) all brokerage or finders’ fees or agents’ commissions or any similar charges, including the amounts payable to Cleary Gull, (B) all legal, accounting, financial advisory, consulting and other fees and expenses of third parties,  (C) any other transaction-related bonuses or any change of control, severance or termination payments (except to the extent such payments result from any action of the Company, the Subsidiary or Purchaser following the Closing)  payable by the Company or any Subsidiary in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; and (D) any Taxes payable or incurred by the Company or any of its Subsidiaries with respect to any of the foregoing.

“Transaction Tax Deductions” has the meaning set forth in Section 5.04(a)(vii).

“Upward Adjustment Amount” has the meaning set forth in Section 1.05(d).

“Vehicle” has the meaning set forth in Section 1.07(a).

“Velvac” has the meaning set forth in the Recitals.

“Velvac International” has the meaning set forth in the Recitals.

“Wall Street Journal Prime Rate” means a rate per annum equal to the Prime Rate as published from time to time in the “Money Rates” section of The Wall Street Journal or any successor publication, or in the event that such rate is no longer published in The Wall Street Journal, or a comparable index or reference reasonably selected by the applicable payee with respect thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. and any similar state or local Laws (including Section 109.07 of the Wisconsin Statutes).

“Working Capital Escrow Amount” has the meaning set forth in Section 1.04(a).

“VDA Taxes” means all Taxes arising from or relating to the VDA’s as defined in Schedule 2.02(h).

Section 9.16 Interpretation.  Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The term “person” shall be construed broadly to include any individual, any type of business entity (including a corporation, joint-stock company, partnership, limited liability company, joint venture, association or unincorporated association), any other type of legal entity (including a trust), or any other entity or organization, but shall not include any Governmental Authority.  The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.”  The terms “herein,” “hereunder,” “herewith,” “hereby” and “hereof” and words of like import, unless otherwise stated, refer to this entire Agreement as a whole (including any Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The term “pending” shall mean pending (but shall not be construed as referring to any action, suit or proceeding against the Company or any Subsidiary that has been filed but not yet served on the Company or any Subsidiary, as applicable), and “threatened” means threatened (and shall be construed as referring, without limitation, to any action, suit or proceeding against the Company that has been filed but not yet served on the Company).  The words describing the singular number will include the plural and vice versa.  The phrase “made available” in this Agreement will mean that the information referred to has been made available if requested by the party to whom such information is to be made available and such requested information shall be deemed to have been “made available” if such information has been posted to an electronic datasite, including the Data Room, that is accessible by such requesting party or a representative thereof or such requested information has been emailed or otherwise sent to such requesting party or representative or such requesting party or representative otherwise has knowledge of how to obtain access to such requested information.  All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  The word “or” is not exclusive.  Unless the context otherwise requires, references herein:  (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 9.17 Headings.  The headings contained in this Agreement are for convenience of reference only, do not themselves form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

Section 9.18 Representation of Sellers and Seller Representative.  Purchaser agrees, on its own behalf and on behalf of the Purchaser Indemnitees, that, following the Closing, Sidley Austin LLP may serve as counsel to any one or more Sellers or the Seller Representative, or any of their officers, directors or Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or any other matters, notwithstanding any representation by Sidley Austin LLP prior to the Closing of the Company or any Subsidiary.  To the extent that Sidley Austin LLP  enjoys attorney-client privilege with any of the Sellers or the Seller Representative, Purchaser and the Company (on behalf of itself and the Subsidiaries) hereby (i) waive any claim they have or may have that Sidley Austin LLP has a conflict of interest or is otherwise prohibited from engaging in such representation, and (ii) agree that, in the event that a dispute arises out this Agreement after the Closing between Purchaser, the Company or any Subsidiary, on the one hand, and Sellers (including the Seller Representative) or any of Sellers’ Affiliates, on the other, Sidley Austin LLP may represent Sellers (including the Seller Representative) or any of Sellers’ Affiliates in such dispute even though the interests of such person(s) may be directly adverse to Purchaser, the Company or any Subsidiary and even though Sidley Austin LLP may have represented the Company or any Subsidiary in a matter substantially related to such dispute.  Purchaser and the Company (on behalf of itself and the Subsidiaries) also further agree that, as to all communications among Sidley Austin LLP and the Company, the Subsidiary and Sellers (including the Seller Representative) or Sellers’ Affiliates and representatives, that relate in any way to this Agreement or the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to and may be controlled by the Seller Representative and shall not pass to or be claimed by Purchaser, the Company or any Subsidiary.  To the extent any files of Sidley Austin LLP for the Company and any Subsidiary in respect of this Agreement or the transactions contemplated by this Agreement (but not in respect to any other matter) constitute property of the client, only the Seller Representative (and not the Company or any Subsidiary) will hold such property rights.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company or any Subsidiary and a third party other than a party to this Agreement after the Closing, the Company or any Subsidiary may assert the attorney-client privilege to prevent disclosure of confidential communications by Sidley Austin LLP to such third party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PURCHASER:

THE EASTERN COMPANY

By:    /s/August M. Vlak
Name:  August M. Vlak
Title:  President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:

VELVAC HOLDINGS, INC.

By:  /s/Jeffrey R. Porter
Name:  Jeffrey R. Porter
Title: President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

AS SELLER AND AS SELLER REPRESENTATIVE:

Prospect Partners II, L.P.

By:  Prospect Partners Management Group II, L.P.,
           its general partner

By:  Prospect Partners, L.L.C.,
            its general partner

By:    /s/Richard C. Tuttle
Name:   Richard C. Tuttle
Its:        Member

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLERS:

/s/Jeffrey R. Porter
JEFFERY R. PORTER

/s/W. Greg Bland
W. GREG BLAND

/s/John Backovitch
JOHN BACKOVITCH

/s/Dave Otto
DAVE OTTO

/s/Bob Otto
BOB OTTO

/s/Timothy Rintelman
TIMOTHY  RINTELMAN

/s/Robert Brester
ROBERT  BRESTER

/s/Dan McGrew
DAN MCGREW

/s/Mark Moeller
MARK MOELLER

[Signature Page to Securities Purchase Agreement]